LOAN AGREEMENT

This LOAN Agreement (this "Agreement"), dated as of September 15, 2004, is by and among ThermaClime, Inc., an Oklahoma corporation ("ThermaClime"), each of the Subsidiaries of ThermaClime listed on the signature pages hereof, and Cherokee Nitrogen Holdings, Inc. (individually and collectively, jointly and severally, "Borrower" or "Borrowers"), ORIX Capital Markets, LLC, a Delaware limited liability company ("ORIX"), as agent for the Lenders (in such capacity, "Agent") and the Lenders that are now or hereafter at any time parties hereto and listed on Annex A (or any amendment or supplement thereto) attached hereto (individually and collectively, "Lenders"). Capitalized terms used in this Agreement are defined in Section 11.1.

To induce Lenders to make the Term Loans to Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

I.  DESCRIPTION OF TERM LOANS AND COMMITMENT

    1.1  Description of Term Loans.  Subject to the terms and conditions hereof, each Lender agrees to make a loan (collectively, the "Term Loan") on the Closing Date to Borrowers in the original principal amount of its commitment set forth on Annex I hereto in the aggregate original principal amount of Fifty Million and No/100 Dollars ($50,000,000.00). The Term Loan, subject to Section 1.5 below, may be evidenced by the Term Note or Term Notes and shall bear interest at the rate set forth in Section 2.1(b). Interest on the Term Loans shall be computed on the basis of the actual number of days elapsed over a three hundred-sixty (360) day year. The Term Notes, if issued, shall be substantially in the form attached hereto as Exhibit A.

    1.2  Commitment; Term Loans.  Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, Lenders agree to make the Term Loans to Borrowers, in the aggregate stated principal amount of Fifty Million and No/100 Dollars ($50,000,000.00). If issued pursuant to Section 1.5(d)(i) hereof, the Term Notes will be delivered to each Lender and shall be issued in its name or the name of its nominee and shall be in an amount equal to the pro rata portion of the Term Notes as set forth on Annex I attached hereto.

    1.3  Closing Fees.  On the Closing Date, Borrowers shall pay to Agent the fees and expenses set forth in Agent's Fee Letter.

    1.4  Use of Proceeds.  The proceeds from the Term Loan shall be used solely to repay a portion of outstanding Working Capital Debt pursuant to the Working Capital Loan Agreement in an amount not less than $5,000,000, to repurchase a portion of the ThermaClime Notes in an amount not to exceed $5,000,000 of principal, plus approximately $180,000 in accrued interest,  to refinance and repay the Existing Senior Notes, and to pay all fees, costs and expenses payable by the Borrowers and Parent pursuant to or incurred in connection with this Agreement and the Agent's Fee Letter.

    1.5  Evidence of Loans.

  Lender Records. Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from the Term Loan made by such Lender, including without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

  Agent Records. The Agent shall maintain electronic or written records in which it will record (i) the amount of each Term Loan held by any Lender hereunder and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from the Borrowers to each Lender hereunder, and (iii) all amounts received by the Agent hereunder from the Borrower and each Lender's share thereof.

  Evidence of Indebtedness. The entries made in the electronic or written records maintained pursuant to subsection (b) of this Section 1.5 (the "Register") shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Agent to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Senior Obligations in accordance with their terms. The Register shall be subject to the terms of Section 12.5.

  Notes. The Borrowers agree that:

    upon written notice by Agent to the Borrowers that a promissory note or other evidence of indebtedness is requested by Agent (for itself or on behalf of any Lender) to evidence the Term Loans owing or payable to such Lender, the Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Agent a Term Note in a principal amount equal to the amount of the Loans owing or payable to Agent (or such Lender, as applicable) and, if requested by Agent on the Closing Date, the Borrowers shall issue to Agent a master note evidencing the Term Loans and, subject to the request of a Lender as provided herein, each Lender shall otherwise hold its interest in the Term Loan in uncertificated form;

    all references to Term Note in this Agreement and the Other Agreements shall mean the Term Notes, if any, to the extent issued (and not returned to the Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

    upon Agent's written request (for itself, or on behalf of any Lender), and in any event within three (3) Business Days of any such request, Borrowers shall execute and deliver to Agent new Term Notes and/or divide the Term Notes in exchange for any then existing Term Note in such smaller amounts or denominations as Agent shall specify in its sole and absolute discretion; provided that the aggregate principal amount of such new Term Notes shall not exceed the aggregate principal amount of the Term Notes outstanding at the time such request is made; and provided, further, that such Term Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Term Notes and returned to the Borrowers within a reasonable period of time after Agent's receipt of the replacement Notes.

II.  PAYMENT AND PREPAYMENT OF SENIOR OBLIGATIONS

    2.1  Principal and Interest Payments.  Borrowers, jointly and severally, covenant and agree to pay the principal and interest on the Term Loans to Agent, for the ratable benefit of Lenders, as follows:

  Unless otherwise accelerated or paid in full pursuant to the terms hereof, the unpaid principal balance of the Term Loans shall be due and payable as follows: Payments of principal shall be due in eight (8) equal quarterly installments of $312,500 each, commencing on September 30, 2007 and on the last Business Day of each calendar quarter thereafter through June 30, 2009, and a final installment of the outstanding principal balance, together with any accrued interest, fees (including the payment of any LIBOR breakage costs in accordance with Section 2.10 hereof) and expenses due on September 15, 2009.

  Interest shall accrue on the outstanding principal balance of the Term Loans at the lesser of the Maximum Rate or so long as no Event of Default has occurred and is continuing, the applicable LIBOR Rate plus the Applicable LIBOR Margin (as set forth in Annex III attached hereto) per annum or, at the election of Borrowers, the Alternate Base Rate plus the Applicable Alternate Base Rate Margin (as set forth in Annex III attached hereto) per annum (the "Non-Default Interest Rate") or upon the occurrence of any Event of Default and during the continuation thereof, the unpaid principal amount, and the past due interest, if any, of the Term Loans shall bear interest at a rate per annum equal to two percent (2.0%) per annum in excess of the Alternate Base Rate plus the Applicable Alternate Base Rate Margin (the "Default Rate"). Interest shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during the term hereof, commencing on September 30, 2004, and continuing through the Termination Date. Any Senior Obligations that are past due shall bear interest at the Default Rate until paid. All computations of interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Alternate Base Rate is a floating rate determined for each day. Each determination by Agent of interest rates hereunder shall be presumptive evidence of the correctness of such rates.

  Subject to there being no Potential Default or Event of Default then occurring, Borrowers shall have the option to (i) request that the Term Loans bear interest at the LIBOR Rate, (ii) convert at any time all or any part of outstanding Term Loans from bearing interest at the Alternate Base Rate to the LIBOR Rate, (iii) convert any Term Loan bearing interest at the LIBOR Rate to bearing interest at the Alternate Base Rate, subject to payment of LIBOR breakage costs hereunder if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Term Loan as bearing interest at the LIBOR Rate upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Term Loan shall commence on the first day after the last day of the Interest Period of the Term Loan to be continued. Any Term Loan or group of Term Loans having the same proposed Interest Period to be made or continued as, or converted into, a Term Loan bearing interest at the LIBOR Rate must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to (a) the end of each Interest Period with respect to any Term Loan bearing interest at the LIBOR Rate to be continued as such, or (b) the date on which Borrowers elect to convert any Term Loan bearing interest at the Alternate Base Rate to a Term Loan bearing interest by reference to the LIBOR Rate for an Interest Period designated by Borrowers in such election. If no election is received with respect to any Term Loan bearing interest at the LIBOR Rate by 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to the end of the Interest Period with respect thereto, that Term Loan shall be converted to a Term Loan bearing interest at the Alternate Base Rate at the end of its Interest Period, or if a Potential Default or an Event of Default has occurred and is continuing, the Term Loan shall automatically convert to the Alternate Base Rate. Borrowers must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit C.

  Appointment of Borrower Representative. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith has been duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates ThermaClime as its representative and agent on its behalf for the purposes of issuing Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Term Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the Other Agreements and taking all other actions (including in respect of compliance with covenants) on behalf any Borrower or Borrowers under this Agreement and the Other Agreements. ThermaClime hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to this Agreement and the Other Agreements from ThermaClime as a notice or communication from all Borrowers, and give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to ThermaClime on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by ThermaClime shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

  2.2  Optional Prepayments.

  At Borrower's option, upon notice given as provided below, Borrowers may, at any time and from time to time, prepay to Agent, for the ratable benefit of the Lenders, all or any portion of the principal of the Term Loans, provided that if such prepayment is a portion of the Term Loan, such prepayment shall be in a minimum amount of $500,000 and integral multiples of $250,000 and in an amount equal to the principal amount to be prepaid, plus accrued unpaid interest on the principal amount so prepaid, plus any expenses and/or damages for which the Lenders may be entitled to receive payment or reimbursement hereunder (including the payment of any LIBOR breakage costs in accordance with Section 2.10 hereof) or if the Term Loans are being prepaid in full or in part as set forth above, then the aggregate amount of all other Senior Obligations, plus unless otherwise provided herein, a premium equal to the applicable percentage (as set forth below) of the aggregate principal amount of the Term Loans so prepaid and applied in accordance with the following table based upon the date on which such prepayment is made:

Prepayment Date	Premium
Closing Date through the first anniversary of the Closing Date	3%
After the first anniversary through the second anniversary of the Closing Date	2%
After the second anniversary through the third anniversary of the Closing Date	1%
Thereafter	0%

The amounts described in Section 2.2(a)(iv), whether payable pursuant to Section 2.2 or otherwise, shall be referred to herein as "Prepayment Premium." In no event shall any prepayment of the Term Loans with proceeds of an asset sale (other than a sale subject to Section 2.3(b) below) or Permitted Dispositions be subject to a Prepayment Premium.

Each prepayment under this Section 2.2 shall be applied by Agent, first to any expenses and/or damages then due and payable to which the Agent or the Lenders may be entitled, as provided herein, second to any applicable Prepayment Premium, third to accrued interest on the principal amount prepaid, fourth to installments of principal in the inverse order of their maturities and fifth to any other Senior Obligations that remain outstanding. The amount of any such prepayment may not be reborrowed by Borrower. Borrower shall give notice of any optional prepayment to the Lenders not less than thirty (30) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount (together with accrued interest, any applicable Prepayment Premium and any costs and expenses) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the date that such funds were received that triggered such prepayment. Borrowers shall have no right to prepay the Term Loans except as provided in this Section 2.2 or in Section 2.3.

    2.3  Mandatory Prepayments.  Any prepayment under this Section 2.3 shall be applied by Agent, for the ratable benefit of the Lenders, in the same order as set forth in Section 2.2(b) and shall include the payment of any LIBOR breakage costs in accordance with Section 2.10 hereof. The amount of any such mandatory prepayment may not be reborrowed by Borrowers.

a.  If Borrower or any of its Subsidiaries shall sell or otherwise dispose of any of its assets, including the Chemical Plant Assets and the Property (other than Permitted Dispositions and as permitted by Section 6.7 or Section 7.3), then Borrowers shall prepay Senior Obligations (except as set forth below) in an amount equal to the aggregate Net Cash Proceeds of such sales or other dispositions, any such prepayment to be made within five (5) Business Days of receipt of the Net Cash Proceeds of such sale or other disposition, provided that no such prepayment shall be made from the proceeds of any sale or other disposition of assets (other than a sale or disposition of the Chemical Plant Assts or the Property constituting any significant portion of either the Chemical Plant Assets or the Property, considered separately), unless the Net Cash Proceeds from such sale or other disposition of assets, other than the Property, shall exceed $5,000,000 in any fiscal year. Any such Net Cash Proceeds in excess of $5,000,000 shall be used to prepay the Senior Obligations as set forth above unless immediately after giving effect to such asset sale or disposition Consolidated Leverage is less than 2.75 to 1.0, in which case any prepayment shall be optional to Borrowers and not mandatory, provided that a sale of the Chemical Plant Assets or the Property (excluding a sale or disposition of the Chemical Plant Assets or the Property not constituting any significant portion of either the Chemical Plant Assets or the Property, considered separately) shall not be subject to this exclusion and any such sale shall result in a mandatory prepayment.

b.  In the event of any sale or other disposition of all or substantially all of the stock or assets of Parent or the Borrowers, on a consolidated basis, except to another Borrower (excluding Cherokee) in a single transaction or series of transactions, then Borrower shall prepay all Senior Obligations (including any applicable Prepayment Premium) then outstanding, any such prepayment to be made within one (1) Business Day of receipt of the Net Cash Proceeds of such sale or other disposition by Parent, Borrower or such Subsidiary. Notwithstanding the foregoing, nothing in this Section 2.3(b) shall apply to the sale or other disposition of any or all of the Chemical Plant Assets by Parent or Borrowers or to the sale or other disposition of any shares of Capital Stock of any Borrower, whose sole assets are the Chemical Plant Assets, so long as no Change of Control occurs in connection with the sale of such Capital Stock.

c.  In the event of any Change of Control (other than under clause (e) of the definition thereof), Borrowers shall prepay all Senior Obligations (notwithstanding the premium percentages described in Section 2.2(a), a Prepayment Premium equal to 1% of the outstanding principal balance of the Term Loans) then outstanding, such prepayment to be made within five (5) Business Days from the date of the occurrence of such Change of Control.

d.  if on the date or the dates the Dynegy Settlement is received, a Potential Default or Event of Default has occurred and is then continuing, Borrowers shall prepay the Senior Obligations (excluding any applicable Prepayment Premium), in the amount of such Dynegy Settlement, less the amount of cash reserve established by Cherokee in its good faith basis necessary to cover any judgment or claim that remains outstanding from any Borrower to Dynegy.

    2.4  Additional Payments.  Unless otherwise provided herein or in the Other Agreements, all Senior Obligations, other than principal and interest on the Term Loan, shall be payable by Borrowers to the Agent, for the ratable benefit of the Lenders, on demand, and shall bear interest from the date of demand until paid at the rate of interest then applicable under Section 2.1(b). Payment of fees and expenses due and payable on the Closing Date to Agent, Lenders and their legal counsel shall be paid in full on the Closing Date.

    2.5  Home Office Payments; Pro Rata Payment; No Deductions.

a.  Home Office Payment. Borrowers will pay all sums becoming due hereunder and on the Term Loans to Agent, for the ratable benefit of the Lenders, in U.S. Dollars at the address specified for Agent on Annex I hereto, by wire transfer of Federal Reserve funds or other immediately available manner, to the account specified for such Lender on Annex I, or at such other address or in such other form as Agent shall have designated by written notice to Borrowers at least two (2) Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by Borrowers shall be made without set-off or counterclaim. Any wire transfer shall identify such payment as "ThermaClime Term Loan" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

b.  Pro Rata Payments.  All payments to the Agent (whether for principal, interest, premium or otherwise) shall be made pro rata among such Lenders based upon the aggregate unpaid principal amount of the Term Loans held by each such Lender. If any Lender obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) of principal, interest, premium or other amount with respect to the Term Loans in excess of such Lender's pro rata share of such payments obtained by all Lenders, each such Lender agrees to distribute promptly to the Agent for distribution to the other Lenders cash in an amount as is necessary to cause such Lenders to share the excess payment ratably among each of them as provided in this Section 2.5(b). Notwithstanding the foregoing, the expenses and costs that are incurred disproportionately among the Agent or the Lenders shall be paid to the Agent for the benefit of the Agent or affected Lender, as the case may be, in proportion to the amounts actually incurred by each respective Lender.

c.  No Deductions. Any and all payments or reimbursements made hereunder or under the Term Loans shall be made free and clear of and without deduction for any and all taxes and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Agent's or any Lender's gross or net income by the jurisdiction in which Agent or such Lender is organized, doing business or otherwise is subject to tax without regard to the transactions contemplated by this Agreement (any such taxes are described herein as "Excluded Taxes"). Except with respect to Excluded Taxes, if Borrowers shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

    2.6  Payments Payable on Business Days.  Payments of all amounts due hereunder or under the Term Loans shall be made on a Business Day and must be received by Agent not later than 2:00 p.m. (Texas time) on the day when due. Any payment due on a day that is not a Business Day shall be made on the next Business Day, together with all interest (if any) accrued in the interim. Any payment received after 2:00 p.m. (Dallas, Texas time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

    2.7  Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, Borrowers shall not be required to pay, and no Lender shall be permitted to contract for, to take, to reserve, to charge or to receive, any compensation that constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined in a final, non-appealable judgment by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: the provisions of this Section 2.7 shall govern and control; Borrowers shall not be obligated to pay any Excess Interest; any Excess Interest that any Lender may have contracted for, taken, reserved, charged or received hereunder shall be, at such Lender's option, applied as a credit against the outstanding principal balance of the Senior Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), refunded to the payor thereof or any combination of the foregoing; the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and Borrowers shall have no action against any Lender for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if, for any period of time, interest on any Senior Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, then the rate of interest payable on such Senior Obligations shall remain at the Maximum Rate until such Lender shall have received the amount of interest that such Lender would have received during such period on such Senior Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Senior Obligations until payment in full so that the rate or amounts of interest on account of the Senior Obligations do not exceed the Maximum Rate. The terms of this Section 2.7 shall be deemed incorporated into each Other Agreement and any other document or instrument between Borrowers and any Lender or directed to Borrowers by any Lender, whether or not specific reference to this Section 2.7 is made. For the purpose of determining whether or not any Excess Interest has been contracted for, charged or received by Lenders, all interest at any time contracted for, charged or received by Lenders in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the full stated term of this Agreement and otherwise as provided in Tex. Fin. Code section 306.004 (or the successor(s) thereof).

    2.8  Liquidated Damages.  Any Prepayment Premium payable pursuant to Section 2.2 or Section 2.3 shall be payable as liquidated damages for loss of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement and not as a penalty.

    2.9  Security.  Payment of the Term Loans and the other Senior Obligations, and the performance of the covenants set forth herein and in the Other Agreements, will be secured by a (a) second priority perfected security interest in favor of the Agent, for the benefit of the Lenders, in all of the Collateral which is not included in First Priority Collateral (subject only to Permitted Liens described in paragraphs (a), (b), (e), (f), (h) and (i) of the definition of Permitted Liens and permitted extensions, renewals and replacements thereof pursuant to paragraph (k) of the definition of Permitted Liens), and (b) a first priority perfected security interest in favor of the Agent, for the benefit of the Lenders, in all of the Collateral which constitutes First Priority Collateral (subject only to Permitted Liens described in paragraphs (b), (e), (f), (h) and (i) of the definition of Permitted Liens and permitted extensions, renewals and replacements thereof pursuant to paragraph (k) of the definition of Permitted Liens); provided, however, that if and when the prohibition which prevents the granting by Borrowers to Agent of a Lien on a specific item of Excluded Equipment is removed or terminated, Agent will be deemed to have, and at all times to have had, a Lien on such item of Excluded Equipment. The Borrower shall from time to time execute, acknowledge and deliver, and/or cause to be executed, acknowledged and delivered, to the Agent, for the benefit of the Lenders, such certificates, stock powers, instruments, security agreements, pledges, statements, and other documents, in form and substance reasonably acceptable to the Agent, as it may reasonably require to grant, enforce, perfect and protect such security interest, assignments, Liens and mortgages, including, without limitation, the Security Documents.

    2.10   Capital Adequacy; Increased Costs; Illegality; Breakage Costs.

  If any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by Agent, pay to Agent, for the benefit of the affected Lender, the additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to Borrower shall be presumptive evidence of the matters set forth therein.

  If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining any Term Loans, then Borrower shall from time to time, upon demand by Agent, pay to Agent, for the benefit of the affected Lender, the additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Agent, shall be presumptive evidence of the matters set forth therein. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 2.10.

  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender to agree to make or to continue to fund or maintain any Term Loan which bears interest at the LIBOR Rate, then, unless Lender is able to make or to continue to fund or to maintain such Term Loan which bears interest at the LIBOR Rate at another branch or office of Lender without, in Lender's reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by Agent to Borrowers (i) the obligation of Lender to agree to make or to make or to continue to fund or maintain Term Loans which bear interest at the LIBOR Rate shall terminate and (ii) Borrowers shall, at Borrowers' option, either (a) forthwith prepay in full all outstanding Term Loans owing to Agent, for the benefit of such affected Lender, together with interest accrued thereon and the other fees payable hereunder or (b) convert such Term Loans bearing interest by reference to the LIBOR Rate to Term Loans bearing interest by reference to the Alternate Base Rate.

  To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any Term Loans are made which bear interest by reference to the LIBOR Rate and such Term Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any Other Agreement or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrowers shall default in payment when due of the principal amount of or interest on any Term Loan which bears interest by reference to the LIBOR Rate; (iii) Borrowers shall refuse to accept any borrowing of, or shall request a termination of any borrowing, conversion into or continuation of a Term Loan which bears interest by reference to the LIBOR Rate after Borrowers have given notice requesting the same in accordance herewith; or (iv) Borrowers shall fail to make any prepayment of a Term Loan which bears interest by reference to LIBOR Rate after Borrowers have given a notice thereof in accordance herewith, then Borrowers shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant Term Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that Term Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its Term Loans that bear interest by referenced to the LIBOR Rate in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrowers with its written calculation of all amounts payable pursuant to this clause (d), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

  Within thirty (30) days after receipt by Borrowers of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 2.10(a) or 2.10(b), Borrowers may, at their option, notify Agent and such Affected Lender of their intention to replace the Affected Lender. So long as no Potential Default or Event of Default has occurred and is continuing, Borrowers, with the consent of Agent, may obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Term Loans to such Replacement Lender for an amount equal to the principal balance of all Term Loans held by the Affected Lender and all accrued interest and fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to Agent; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers' notice of intention to replace such Affected Lender. Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers' rights under this Section 2.10(e) shall terminate with respect to such Affected Lender and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.10(a) and 2.10(b).

III.  REPRESENTATIONS AND WARRANTIES OF EACH LENDER

Each Lender hereby severally and not jointly represents and warrants to Parent, Borrowers and Agent as follows:

    3.1  Existence.  It is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

    3.2  Authority.  It has the right and power and authority to enter into, to execute, to deliver and to perform its obligations under this Agreement and the Other Agreements, and its partners, officers or agents executing and delivering this Agreement and the Other Agreements are duly authorized to do so. Each of this Agreement and the Other Agreements has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

IV.  REPRESENTATIONS AND WARRANTIES OF EACH OF THE BORROWER AND PARENT

To induce Agent and the Lenders to enter into this Agreement, each Borrower and Parent (to the extent any representation or warranty relates to the Parent) hereby, jointly and severally, represents and warrants, to Agent and the Lenders as follows:

    4.1  Existence and Authority.  Each of the Borrowers, the Excluded Subsidiaries and the Parent is duly organized, validly existing and in good standing under the laws of its state of formation or organization, has all requisite corporate power and authority to own its assets and carry on its business as now conducted and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Each of the Borrowers and the Parent (other than any Excluded Subsidiary) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and all Other Agreements to which it is or, in connection with the transactions contemplated hereby, may become a party.

    4.2  Financial Statements.  Parent, under the Services Agreement, has delivered to Agent Borrowers' projected income statements, balance sheets and cash flow statements and analyses for the two one year periods ending 2004 and 2005 together with a written statement of the assumptions underlying them. The cash flow statements and analyses referred to in this Section 4.2 fairly present Parent's reasonable good faith estimate of the future cash flow position of the Borrowers, based on the Borrowers' historical performance and Parent's knowledge of their business plans and assumptions underlying them. It is Parent's good faith belief that such projected income statements, balance sheets, cash flow statements and analyses are reasonably achievable. As of the Closing Date, none of the Borrowers had liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature that GAAP would require to be reflected on its financial statements dated as of June 30, 2004 and delivered to Agent (the "Financial Statements") which are not reflected on the Financial Statements. The Financial Statements are true and correct in all material respects, have been prepared in accordance with GAAP (except as otherwise noted therein) and fairly present the financial condition of each of the Borrowers as of the date thereof and the results of operations for the respective periods therein indicated. The financial statements are unaudited and could be subject to adjustments based upon year-end audit. There has been no material adverse change in the condition, financial or otherwise, or operations of the Parent or any of the Borrowers since June 30, 2004, and there has not otherwise occurred a Material Adverse Effect.

    4.3  Defaults. Except as disclosed on Schedule 4.3, to each Borrower's or Parent's knowledge, neither the Parent nor any Borrower is in default under any material loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which any of them is a party or by which any of their respective properties may be bound. Each Borrower and Parent is paying its debts as they become due.

    4.4  Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by each Borrower and Parent of this Agreement and the Other Agreements to which any such Borrower and Parent, as applicable, is or may, in connection with the transactions contemplated hereby, become a party have been or, prior to the consummation of such transactions will be, duly authorized by all requisite corporate action on the part of such Borrower or Parent, as applicable, and do not and will not violate its Certificate of Incorporation, Bylaws, certificate of organization or operating agreement (or their functional equivalent) or any applicable law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of such Borrower or Parent, as applicable, pursuant to the provisions of any material loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which such Borrower or Parent, as applicable, or their properties are bound. Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by any Borrower or the Parent of this Agreement and the Other Agreements to which it is a party or for the validity or enforceability thereof. All such authorizations, approvals, consents, filings and registrations described in Schedule 4.4 have been obtained. No Borrower or Parent is in violation of any term of its Certificate of Incorporation, Bylaws, certificate of organization or operating agreement (or their functional equivalent) or any material contract, agreement, judgment or decree applicable to it, and, except as disclosed in Schedule 4.4, each Borrower and Parent is in compliance, in all material respects, with all applicable laws, regulations and rules. Except as set forth on Schedule 4.4, to the knowledge of each Borrower, all officers of such Borrower and Parent have complied with all applicable laws, regulations and rules in the course and scope of their employment with such Borrower and Parent. Notwithstanding anything contained or implied herein to the contrary, it is expressly understood and agreed that Lender has not waived, and is not waiving, any Potential Default or Event of Default, or any of its rights and remedies with respect thereto, that may arise in connection with the matters disclosed on Schedule 4.4.

    4.5  Environmental Condition of the Property. Except as disclosed on Schedule 4.5, the location, construction, occupancy, operation and use of the Property do not violate any applicable laws, rules or regulations relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, Polluting Substances or other environmental, health or safety matters (as referred to in this Section 4.5, collectively, "applicable laws") in a material manner, neither any Borrower nor Parent nor the Property is subject to any existing, pending or, to the knowledge of Parent or Borrowers, threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of any applicable laws, no Borrower or Parent is subject to any liability or obligation relating to the environmental conditions on, under or about the Property, including related to any Polluting Substance in excess of $250,000, individually, or in the aggregate, and each Borrower and Parent has been issued, and is in compliance, in all material respects, with, all required licenses, permits and certificates relating to the Property.

    4.6  Solvency. After giving effect to the transactions contemplated by this Agreement and the Other Agreements and after making the Term Loan, Parent and Borrowers, on a consolidated basis, will be solvent, able to pay their respective debts as they mature, have capital sufficient to carry on their respective business and all business in which each is about to engage, on a consolidated basis. In addition, the assets of Parent (excluding Parent's Subsidiaries that are not Borrowers) and Borrowers, on a consolidated basis, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Parent and Borrowers on a consolidated basis, respectively current projections are based on underlying assumptions that provide a reasonable basis for such projections, reflect Parent's and Borrowers' judgment based on present circumstances and the most likely set of conditions, reflect Parent's and Borrowers' most likely course of action for the period projected and demonstrate that Parent (excluding Parent's Subsidiaries that are not Borrowers) and Borrowers, on a consolidated basis, will have sufficient cash flow to enable it to pay their debts as they mature; and

  Parent (excluding Parent's Subsidiaries that are not Borrowers) and Borrowers, on a consolidated basis, do not have an unreasonably small capital base with which to engage in their anticipated business.

For purposes of Section 4.6(a), the "fair valuation" of the assets of each of Parent and Borrower shall be determined on the basis of the amount that may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount that could be obtained for the property in question on an enterprise or going concern basis within such period by a capable and diligent seller from an interested buyer who is willing to purchase under ordinary selling conditions.

    4.7  Litigation and Judgments. Except as disclosed on Schedule 4.7, there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending or, to the knowledge of any Borrower or Parent, threatened against such Borrower or Parent, this Agreement and/or the Other Agreements except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrower or Parent reasonably could not be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 4.7, there are no outstanding judgments against any Borrower or Parent. None of the matters listed on Schedule 4.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

    4.8  Rights in Properties; Liens. Each Borrower has good and marketable title to all of its material properties and assets, and none of such properties or assets is subject to any Liens, except Permitted Liens and Liens set forth on Schedule 4.8. Each Borrower enjoys peaceful and undisturbed possession under all leases necessary for the operation of its properties, assets and businesses, and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease that would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease that, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect. Each Borrower has the right to use all of the Intellectual Property necessary to its business as presently conducted, and to the knowledge of Borrowers, such Borrower's use of the Intellectual Property does not infringe on the rights of any other Person. To each Borrower's knowledge, no other Person is infringing on any material rights of such Borrower in any of the Intellectual Property. No Borrower owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

    4.9  Enforceability. This Agreement and the Other Agreements to which each Borrower and Parent are a party, when executed and delivered, shall constitute the legal, valid and binding obligations of such party, enforceable against such Borrower or Parent, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or others affecting the rights of creditors generally.

    4.10  Indebtedness and Investments. No Borrower has any Indebtedness, except Permitted Indebtedness. No Borrower has outstanding any advance, loan, extension of credit, capital contribution to or investment in, or has purchased any stock, bonds, notes, debentures or other securities of any Person other than Permitted Investments. All Indebtedness owed by each Borrower to any Person (including, without limitation, any Affiliate) and all Investments of each Borrower are set forth on Schedule 4.10.

    4.11  Taxes. Each Borrower and Parent has timely filed all tax returns, after giving effect to any extensions validity existing under both federal and state statutory limitations related thereto (whether international, national, federal, state, municipal or local), required to be filed, including, without limitation, all income, franchise, employment, property and sales taxes, and has timely paid all of its tax liabilities, other than amounts and taxes that are being contested by such Borrower or Parent in good faith by appropriate actions or proceedings diligently pursued and for which adequate reserves with respect thereto have been established in conformity with GAAP. No Borrower or Parent has any knowledge of any pending investigation of such Borrower or Parent by any taxing authority or any pending but unassessed tax liability of such Borrower or Parent. No Borrower or Parent made a presently effective waiver of any applicable statute of limitations, and no Borrower is a party to any tax-sharing agreement except the Tax Sharing Agreement.

    4.12  Use of Proceeds; Margin Securities. No Borrower or Parent is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or to carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither any Borrower, Parent nor any Person acting on their behalf has taken any action that might cause the transactions contemplated by this Agreement or any Other Agreement to violate Regulations T, U or X of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

    4.13  ERISA. Except as set forth on Schedule 4.13, all members of any Controlled Group have complied with all minimum funding requirements and all other material requirements of ERISA and the Code, in each case applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or by the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Pension Plan that pose a risk of causing a Lien to be created on the assets of Borrowers or that will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA. Except as set forth on Schedule 4.13, no material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term "liability," as referred to in this Section 4.13, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan that could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of such Employee Benefit Plan.

    4.14  Disclosure. No representation or warranty made by any Borrower or Parent in this Agreement, the Working Capital Loan Documents or any Other Agreement to which such Borrower or Parent is a party as of the date when made contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Agent.

    4.15  Subsidiaries and Capitalization. Except as set forth on Schedule 4.15, no Borrower or Parent has any Subsidiaries or debt or equity investment in any Person. All of the issued and outstanding shares of Capital Stock of each Borrower and Parent has been duly authorized and validly issued and are fully paid and nonassessable. The capitalization of each Borrower and Parent on the Closing Date is set forth on Schedule 4.15. There are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon any Borrower granting to any Person or group of Persons any right to purchase or to acquire shares of Capital Stock of such Borrower.

    4.16  Current Locations. Schedule 4.16 identifies each Borrower's and Parent's principal place of business and chief executive office, all the locations where such Borrower and Parent maintains any books or records relating to any of its assets, all other locations where such Borrower has a place of business and each address where any of such Borrower's assets are located. Schedule 4.16 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location. No Person other than each Borrower has possession of any material amount of the assets of such Borrower, except as disclosed on Schedule 4.16.

    4.17  Investment Company Act. No Borrower, Parent nor any company controlling any Borrower or Parent is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

    4.18  Public Utility Holding Company Act. No Borrower or Parent is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility," in each case within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    4.19  No Labor Disputes. Except as set forth on Schedule 4.19, no Borrower is involved in any material labor dispute. Except as set forth on Schedule 4.19, no Borrower is a party to any collective bargaining agreement, and there are no strikes or walkouts or union organization of any of each Borrower's employees in existence or, to Borrowers' knowledge threatened, and no labor contract is scheduled to expire during the term of this Agreement.

    4.20  Brokers. No Borrower or Parent has dealt with any broker, finder, commission agent or other Person in connection with the transactions referenced in or contemplated by this Agreement, nor is any Borrower or Parent under any claim or obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 4.20.

    4.21  Insurance. The amount and types of insurance carried by each Borrower, and the name of each insured and the expiration date of each policy are set forth on Schedule 4.21 and, in any event, are substantially similar to the coverage maintained by companies in the same or similar business as such Borrower and similarly situated.

    4.22  Conduct of Business. On the Closing Date, each Borrower is engaged only in businesses of the type described in Schedule 4.22.

   4.23  Intellectual Property Rights. Schedule 4.23 lists all Intellectual Property of each Borrower. Each item constituting part of the Intellectual Property has been, to the extent indicted on Schedule 4.23, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 4.23. All such registrations, filings and issuances remain in full force and effect, and all fees and other charges with respect thereto are current. Except as stated on Schedule 4.7, there are no pending material proceedings or adverse claims made or, to the knowledge of each Borrower, threatened against such parties with respect to the Intellectual Property, except as set forth on Schedule 4.7. There has been no litigation commenced or threatened in writing with respect to the Intellectual Property or the rights of any Borrower. Each Borrower has the right to use all of the Intellectual Property necessary to its business as presently conducted, and to the knowledge of each Borrower, use of the Intellectual Property does not materially infringe on the rights of any other Person. To each Borrower's knowledge, no other Person is materially infringing the rights of such Borrower in any of the Intellectual Property. No Borrower owes any material royalties, honoraria, charges, licenses or fees to any Person by reason of such party's use of the Intellectual Property.

    4.24  Liens. The Liens attaching to the Collateral in favor of Agent, for the benefit of the Lenders, will constitute at all times valid, perfected and enforceable Liens, subject to no prior or superior Lien, except Permitted Liens. Prior to or contemporaneously with the making of the Term Loan, each Borrower will have taken, or will have participated with Agent in taking, all necessary action (including making all necessary filings) to provide Agent, for the benefit of the Lenders, with perfected Liens in the Collateral under the laws of all applicable jurisdictions.

    4.25  Intercompany Notes. All Intercompany Loans owing by Parent, any Borrower or any of their respective Subsidiaries to any Borrower are evidenced by Intercompany Notes, in form and substance reasonably satisfactory to Agent.

V.    CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER

Each Lender's obligations hereunder shall be subject to (a) the performance by Parent and the Borrowers of all of their obligations hereunder that by their terms are to be performed at or prior to making the Term Loan and (b) the satisfaction of the following conditions on or before the Closing Date:

    5.1  No Litigation; Consummation of Transactions. No injunction, preliminary injunction or temporary restraining order shall be threatened or shall exist that prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein that, if adversely determined, could in the reasonable judgment of Agent have a Material Adverse Effect.

    5.2  Documents. Agent shall have received the following, each in form and substance satisfactory to it:

  Term Note. If requested by Agent, a master Term Note issued in the name of Agent for the benefit of each Lender and duly executed by Borrowers on a joint and several basis;
  Parent Guaranty. The Parent Guaranty, duly executed by Parent;
  Security Documents. The Security Documents, duly executed by each Borrower, together with any possessory collateral contemplated thereby together with appropriate instruments of transfer, executed in blank (or an acknowledgement from Working Capital Agent that it holds such certificates on behalf of Agent, for the benefit of the Lenders);
  Other Agreements. All Other Agreements, duly executed by each of the applicable parties thereto (other than the Agent and the Lenders);
  Environmental Reports. All environmental reports prepared in connection with the Property.
  Insurance. Certified copies of all insurance policies required by Section 6.11;
  Approvals and Consents. Copies, certified by Borrower, of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the execution, delivery and performance by any of the Borrowers and Parent, or the validity and enforceability, of this Agreement or the Other Agreements to which any of the Borrowers and Parent is a party;
  Opinion of Counsel to Borrower. The written legal opinion of outside legal counsel to Borrower, and the written legal opinion of local counsel to Borrower in each jurisdiction where a Mortgage will be recorded by Agent with respect to the Property and written permission from each other firm issuing an opinion to Borrower in connection with the transactions contemplated hereby authorizing Agent to rely on such opinions, in each case in form and substance acceptable to Agent and its counsel;
  General Certificate of each Borrower. A certificate of the Secretary of each Borrower together with true, correct and complete copies of the following:

    Certificate of Incorporation. The Certificate of Incorporation (or functional equivalent) of each Borrower, including all amendments thereto, certified by the Secretary of State or other appropriate governmental official of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;
    Bylaws. The Bylaws (or functional equivalent) of each Borrower, including all amendments thereto;
    Resolutions. The resolutions of the board of directors of each Borrower authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which each such Borrower is a party;
    Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of each Borrower as to its existence and good standing and certificates of the appropriate government officials, in each state and country where each such Borrower does business where failure to qualify as a foreign corporation could be reasonably expected to have a Material Adverse Effect, as to each Borrower's good standing and due qualification to do business in such state or country, in each case dated within thirty (30) days prior to the Closing Date; and
    Incumbency. The names of the officers of each Borrower authorized to sign this Agreement and the Other Agreements to be executed by each Borrower, together with a sample of the true signature of each such officer;
  General Certificate of Parent. A certificate of the Secretary of each of Parent and Prime Financial Corporation ("Prime") together with true, correct and complete copies of the following:
    Certificate of Incorporation. The Certificate of Incorporation (or functional equivalent) of Parent or Prime, as applicable, including all amendments thereto, certified by the Secretary of State or other appropriate governmental official of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;
    Bylaws. The Bylaws (or functional equivalent) of Parent or Prime, as applicable, including all amendments thereto;
    Resolutions. The resolutions of the board of directors of Parent or Prime, as applicable, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which Parent or Prime, as applicable, is a party;
    Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of Parent or Prime, as applicable, as to each of its existence and good standing and certificates of the appropriate government officials, in each state and country where Parent or Prime, as applicable, does business where failure to qualify as a foreign corporation could be reasonably expected to have a Material Adverse Effect, as to Parent's or Prime's, as applicable, good standing and due qualification to do business in such state or country, in each case dated within thirty (30) days prior to the Closing Date; and
    Incumbency. The names of the officers of Parent authorized to sign this Agreement and the Other Agreements to be executed by Parent, together with a sample of the true signature of each such officer;
  Working Capital Loan Documents. Copies of the Working Capital Loan Documents and a certificate of an Authorized Officer certifying that the attached documents are a true, correct and complete set of the Working Capital Loan Documents;
  Intercreditor Agreement. The Intercreditor Agreement, duly executed by all parties thereto (other than the Agent);
  Management Subordination Agreement; Intercompany Loan Subordination Agreement. The Management Subordination Agreement and each Intercompany Loan Subordination Agreement, duly executed by all parties thereto (other than Lender);
  Solvency Certificate. A certificate regarding the solvency of Parent, individually, and Borrowers, on a consolidated basis, which certificate includes a pro forma balance sheet and cash flow statements and analyses for the Borrowers and Parent, executed by the Chief Financial Officer of Borrowers or Parent;
  Sources and Uses Certificate. A certificate executed by an Authorized Officer of each Borrower, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein and in the Other Agreements;
  Communication with Accountants. A copy of a letter from the Parent and each Borrower addressed to their accountants authorizing such accountants to disclose to Agent any and all financial information concerning the Parent and the Borrowers requested by Agent;
  Transaction Certificate. A certificate of an Authorized Officer of Borrower that, to his/her knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;
  Tax Sharing Agreement. A copy of the Tax Sharing Agreement, duly executed by all parties thereto and in form and substance satisfactory to Agent;
  Services Agreement. A copy of the Services Agreement, duly executed by all parties thereto and in form and substance satisfactory to Agent;
  Management Agreement. A copy of the Management Agreement, duly executed by all parties thereto and in form and substance satisfactory to Agent;
  Liens. Evidence satisfactory to Lender that as of the Closing Date Lender has a second priority security interest and Lien on all Collateral which does not constitute First Priority Collateral (subject only to the Lien of Working Capital Agent and Permitted Liens), and a first priority security interest and Lien on all First Priority Collateral (subject to Permitted Liens);
  Real Estate Documents. The Mortgage Instruments relating to the Property, in form and substance satisfactory to Agent.
  Payoff Letter; Termination Statements. Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, by and between Guggenheim Investment Management, LLC and Borrowers and addressed to the Agent, for the benefit of the Lenders, evidencing repayment in full of all the Existing Senior Notes and all other obligations relating thereto, together with UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, releasing all liens of upon any of the personal property of any Borrower;
  Delivery of Intercompany Notes. The original of all Intercompany Notes shall be pledged and delivered to Agent pursuant to the Security Documents (or Agent shall have received an acknowledgement from Working Capital Agent that it has received, and holds, such Intercompany Notes on behalf of Agent, for the benefit of the Lenders); and
  Additional Information, Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Agent or Agent's counsel shall reasonably request.

    5.3  Closing Fees.  The closing fees in the amounts set forth in Agent's Fee Letter shall have been paid to Agent. All other closing fees, premium, fees and expenses payable pursuant to this Agreement (including the fees, expenses and disbursements of Agent and its counsel) shall have been paid to Agent.

    5.4  No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

    5.5  No Material Adverse Change. For the period from June 30, 2004 to the Closing Date, there shall have been no occurrence or event which, in Agent's opinion, has or could reasonably be expected to have a Material Adverse Effect, and (b) no occurrence or event which would lead the Borrower or Agent to believe that the Borrower would fail to meet the cash flow statements delivered to Agent pursuant to Section 4.2.

    5.6  Representations and Warranties. All representations and warranties contained in this Agreement and the Other Agreements shall be true and correct on the Closing Date.

VI.  AFFIRMATIVE COVENANTS

Each Borrower, jointly and severally, covenants and agrees that, from the date hereof and until all of the Senior Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

    6.1  Financial Statements, Reports, Certificates. Borrowers shall deliver to Agent,

  As soon as available, and in any event within ninety (90) days (or, if such Person has filed a filing extension with the SEC, 105 days) after the end of each fiscal year of each of ThermaClime's and Parent's fiscal year, beginning with the fiscal year ending December 31, 2004, a copy of the consolidated and consolidating financial statements of ThermaClime and its Subsidiaries and Parent and its Subsidiaries for such fiscal year containing a balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, all in reasonable detail and such consolidated financial statements to be audited and certified by Ernst & Young, LLP or any other firm of independent certified public accountants of recognized national standing selected by Borrower and reasonably acceptable to the Agent, whose report shall be without limitation as to the scope of the audit and shall state that such financial statements have been prepared in accordance with GAAP and a certificate delivered to the Agent by such independent certified public accountants confirming the calculations set forth in the officer's certificate delivered to the Lenders pursuant to clause (f) hereof. The annual audit report required hereby shall not be qualified or limited or, with respect to Parent only, not qualified as to scope. Borrower shall deliver copies of all material reports and correspondence sent to Parent or its Subsidiaries or ThermaClime and its Subsidiaries by their independent certified public accountants promptly upon receipt thereof, including any management letters, management reports or other supplementary comments or reports furnished to Borrower or its Board of Directors by such accountants.

  As soon as available, and in any event within thirty (30) days (45 days (or if such Person has filed a filing extension with the SEC, 50 days) in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each calendar month, a copy of an unaudited consolidated financial report of ThermaClime and its Subsidiaries and Parent and its Subsidiaries as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, and statements of cash flow.

  As soon as available, but in no event later than thirty (30) days prior to the start of Parent's and ThermaClime's fiscal year, an annual budget or business plan for each of Parent and ThermaClime and its Subsidiaries, on a consolidated basis, for the next succeeding fiscal year on a monthly basis, including projected balance sheets, income statements, cash flow statements, and a forecast of financial covenant compliance for each month of such fiscal year, in each case, together with supporting assumptions, as of the end of such fiscal year, and, at the beginning of each fiscal quarter, all revisions thereto approved by Parent's or ThermaClime's Board of Directors.

  Promptly, such additional information concerning any Borrower or Parent or as the Agent may request, including, without limitation, auditor management reports and any information which any Borrower or Parent provides to any lender relating to any Indebtedness in excess of $5,000,000 and, on a quarterly basis, a reconciliation of outstanding Intercompany Indebtedness, whether or not evidenced by an Intercompany Note, and with reconciliations of balances under each Intercompany Note;

  If and when filed by Parent,
    10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, any other filings made by Parent with the SEC,
    copies of Parent's and ThermaClime's federal income tax returns (if requested by Agent), and any amendments thereto, filed with the Internal Revenue Service, and any other information that is provided by Parent to its shareholders generally.

  Any and all financial statements of the Borrowers or Parent delivered to the Agent pursuant to the provisions of this Agreement shall set forth all monetary amounts contained or listed therein in United States Dollars and shall set forth (in a footnote or otherwise) the applicable exchange rate used to calculate all such amounts.

  Concurrently with the delivery of each of the financial statements referred to in subsections (a) and (b) hereof, a certificate executed by an Authorized Officer of ThermaClime, on behalf of each Borrower, and Parent in the form of the officer's certificate attached hereto as Exhibit B stating that no Event of Default or Potential Default has occurred and is continuing or, if such officer has knowledge of an Event of Default or Potential Default, then stating the nature thereof and specifying the steps taken or proposed to be taken to remedy such matter, showing in reasonable detail the calculations showing compliance with Section 7.9, stating that the financial statements attached thereto have been prepared in accordance with GAAP and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of each of ThermaClime and its Subsidiaries and Parent and its Subsidiaries as of the date and for the period indicated therein, containing an analysis of the borrowing base of Borrowers described in the Working Capital Loan Agreement (which, for purposes hereof, may be a copy of the borrowing base certificate delivered to Working Capital Agent pursuant to the Working Capital Loan Agreement), containing summaries of accounts payables agings, accounts receivable agings and inventory, containing a schedule of the outstanding Indebtedness of each Borrower and Parent that describes such Indebtedness in reasonable detail and states the principal amount and amount of accrued and unpaid interest with respect to such Indebtedness, containing management's discussion and analysis of the business and affairs of each Borrower and Parent, including, but not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and detailing all matters materially affecting the value, enforceability or collectibility of any material portion of the assets of each Borrower, including, without limitation, each Borrower's reclamation or repossession of, or the return to each Borrower of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and any material adverse change in the relationship between each Borrower and any of its material suppliers or customers.

  Promptly, such additional information concerning Parent or the Borrowers as the Lenders may reasonably request.

  As soon as available (but in any event no later than 15 days after receipt thereof), (i) any material order issued by any court, governmental authority or arbitrator in any material proceeding to which any Borrower or Parent is a party and (ii) a copy of all correspondence and reports sent by Parent or any Borrower to Working Capital Agent outside of the ordinary course of business.

    6.2  Books and Records. Each Borrower will keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs, set up on its books accruals with respect to all taxes, assessments, charges, levies and claims and on a reasonably current basis, set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence or amortization of properties) that should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP.

    6.3  Financial Disclosure. Each Borrower and Parent hereby irrevocably authorizes and directs all accountants and auditors it employs at any time during the term of this Agreement to exhibit and to deliver to Agent copies of any of its financial statements in the accountant's or auditor's possession and to disclose to Agent any information they may have concerning the Borrowers' or the Parent's financial status and business operations. So long as no Event of Default has occurred and is then continuing, Agent shall provide Borrowers with prior notice and an opportunity to participate in any oral communications between Agent and Borrowers' accountants and auditors. Each Borrower and Parent hereby irrevocably authorizes all international, national, federal, state, municipal and local authorities to furnish to Agent copies of reports or examinations relating to the Borrowers and Parent, whether made by the Borrowers or Parent or otherwise.

    6.4  Disclosure of Material Matters. Borrowers and Parent will, promptly upon learning thereof, report to Agent, all matters materially affecting the value, enforceability or collectibility of any material portion of its assets (on a consolidated basis), any material adverse change in the relationship between the Borrowers or Parent and any of their material suppliers or customers, and any notice of any violation of any Environmental Laws or other environmental enforcement action and which, individually or taken as a whole, is reasonably likely to have a Material Adverse Effect.

    6.5  Performance of Obligations. Borrowers and Parent will duly and punctually pay and perform their obligations under this Agreement, the Working Capital Loan Documents and the Other Agreements to which such party is a party in accordance with the terms thereof.

    6.6  Preservation of Existence and Conduct of Business. Borrowers and Parent will preserve and maintain their corporate or legal existence and all of their leases, privileges, franchises, qualifications and rights that are necessary in the ordinary conduct of their business and will use reasonable efforts to conduct their business as presently conducted (other than Parent) in an orderly and efficient manner in accordance with sound business practices, except nothing contained in this Agreement will limit or preclude a Borrower from merging into, or selling all or substantially all of its assets to, another Borrower.

    6.7  Maintenance of Properties. Borrowers will operate and maintain in good condition and repair (ordinary wear and tear excepted) and will replace as necessary all of their respective assets and properties that are necessary or useful in accordance with sound business practices in the proper conduct of their respective businesses so that the value and operating efficiency of their respective assets and properties are maintained and preserved. Borrowers will at all times maintain the Intellectual Property deemed reasonably necessary by Borrowers to conduct their business in full force and effect and will defend and protect the Intellectual Property against all adverse claims to the extent deemed prudent by Borrowers, each in accordance with sound business practices.

    6.8  Payment of Taxes and Claims. Borrowers will file all tax returns, reports and requests for refunds on a timely basis or within any extension validity existing under both federal and state statutory limitations. Borrowers will pay or discharge, at or before maturity or before becoming delinquent, all taxes, levies, assessments, rents, rates, charges, permits, inspection and license fees and other governmental and quasi-governmental charges, including any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or that may become a Lien upon any property owned by any of the Borrowers or arising with respect to the occupancy, use, possession or leasing thereof; provided, however, that the Borrowers will not be required to pay any tax fee, assessment, governmental charge or any other obligation that is being contested in good faith by appropriate actions or proceedings diligently pursued and for which adequate reserves with respect thereto have been established in conformity with GAAP, and all lawful claims for labor, material and supplies that, if unpaid, might become a Lien upon any of its property; provided, however, that the Borrowers will not be required to pay or to discharge any claim for labor, material or supplies or any Lien that is being contested in good faith by appropriate actions or proceedings diligently pursued and for which adequate reserves with respect thereto have been established in conformity with GAAP.

    6.9  Compliance with Laws. Borrowers and Parent will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of their business, the noncompliance with which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; provided, however, that the Borrowers or Parent, as applicable, may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves with respect thereto have been established in conformity with GAAP.

    6.10  Payment of Leasehold Obligations. Borrowers and Parent will pay at all times, when and as due or within any applicable grace period, their rental obligations under all material leases under which any Borrower is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, and, at the Agent's request, will provide evidence of its having done so; provided, however, that the Borrowers or Parent, as applicable, may contest or dispute their obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves with respect thereto have been established in conformity with GAAP.

    6.11  Insurance. Borrowers will maintain, with financially sound, reputable and solvent companies, insurance policies, the terms and conditions of which are reasonably acceptable to the Agent insuring their assets against loss by fire, explosion, theft and other risks and casualties that are customarily insured against by companies engaged in the same or similar business, insuring them against liability for personal injury and property damages relating to their assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or similar business, and against such other matters as may from time to time be requested by the Agent and insuring them against business interruption, in such amounts as the Agent reasonably deems appropriate. Borrowers shall promptly cause all general liability policies to be endorsed in favor of the Agent as an additional insured and all casualty policies shall be endorsed in favor of the Agent as loss payee, in each case as its interest may appear. Borrowers shall promptly notify Agent of any loss, damage, or destruction to the Collateral or any casualty event of any Borrower or its Subsidiaries in the amount of $500,000 or more, whether or not covered by insurance. If the potential claim amount is $5,000,000 or greater (as determined by Borrowers in good faith using their reasonable business judgment) then, in such event, after deducting from such proceeds (i) the expenses incurred by Agent in the collection or handling thereof, and (ii) amounts required to be paid to creditors (other than Lenders) having Permitted Liens, Agent may, at its option, apply such proceeds to the reduction of the Senior Obligations in accordance with Section 2.2(b), or permit or require Borrowers or any of its Subsidiaries to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $5,000,000 in the aggregate, Agent shall permit Borrowers or its Subsidiaries to replace, restore, repair or rebuild the property; provided that if Borrower has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Senior Obligations in accordance with Section 2.2(b). To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 2.2(b). Borrower shall deliver copies of all such policies to Agent promptly but no later than ten (10) days upon Borrowers' receipt thereof, pay, or cause to be paid, all premiums before such premiums become due, furnish to Agent satisfactory proof of the timely making of such payments, deliver evidence of coverage under renewal policies to Agent, in form and substance satisfactory to Agent, at least five (5) Business Days before the expiration date of each expiring policy promptly, but no later than ten (10) days, upon receipt of Borrowers, cause such policies to require the insurer to give notice to Agent of termination of any such policy at least thirty (30) days before such termination is to be effective and promptly deliver to Agent notice of any material casualty loss. If any Borrower or Parent (or Working Capital Agent on behalf of Borrower or Parent) fails to provide and to pay for any such insurance, then the Agent may, at its option, upon notice to such Borrower, pay the same and charge any Borrower therefor. Agent reserves the right at any time upon any material change in any Borrower's or Parent's risk profile (including any change in the product mix maintained by any Borrower or Parent or any laws affecting the potential liability of such party) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Borrower and Parent is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker reasonably satisfactory to Agent, with respect to its insurance policies.

    6.12  Inspection Rights. At any reasonable time, and from time to time (or at any time upon the occurrence of an Event of Default), Borrowers and Parent will permit representatives of the Agent to examine and to make copies of the books and records of, and to visit and to inspect the properties of the Borrowers and Parent and to discuss the business, operations and financial condition of the Borrowers and Parent with their officers and employees and with their independent certified public accountants. Such examinations and inspections may include, but shall not be limited to, audits of the application of proceeds from the Term Loan and inspections of books, records and facilities in order to determine the Borrowers' and Parent's compliance with applicable Environmental Laws. In accordance with the terms of Section 12.1 hereof, the Borrowers and Parent will promptly reimburse the Agent for all expenses incurred by representatives of the Agent in connection with such inspections.

    6.13  Notices. Borrowers and Parent will notify promptly, but in any event within two (2) Business Days after first becoming aware thereof, Agent in writing of:

  the commencement of any event, including, but not limited to, any action, suit or proceeding against any of the Borrowers and Parent that could reasonably be expected to have a Material Adverse Effect, which notice shall specify and detail the nature of such event and the action the Borrowers and Parent have taken, are taking or propose to take with respect thereto;
  the occurrence of an event of default, or an event that with the passage of time or giving of notice or both would constitute an event of default, under the Working Capital Loan Documents or under any instrument or agreement evidencing any other Indebtedness or other obligation in excess of Five Hundred Thousand and No/100 Dollars ($500,000) of the Borrowers, which notice shall specify and detail the nature of such event, condition or default and the action the Borrowers have taken, are taking or propose to take with respect thereto; or
  the occurrence of an Event of Default or a Potential Default, which notice shall specify and detail the nature of such event, condition or default and the action the Borrowers and/or Parent have taken, are taking or propose to take with respect thereto.

The accuracy and completeness of any notification required by this Section 6.13 shall be certified by an Authorized Officer.

    6.14  Copies of Certain Amendments. Borrowers shall promptly provide Agent with copies of all proposed amendments or modifications to the Working Capital Loan Documents, the Bayer Agreement, the ThermaClime Indenture or any material loan agreements or other material agreements to which any Borrower is a party.

    6.15  Further Assurances. Borrowers and Parent shall execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments, transfers, instructions or documents as the Agent may request in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

    6.16  Compliance with ERISA and the Code. Borrower will and will cause each other member of any Controlled Group to comply with all minimum funding requirements and all other material requirements of ERISA or the Code applicable to any Employee Benefit Plan it or they sponsor or maintain. Borrowers will and will cause each other member of any Controlled Group to pay when due any amount payable by it or them to the Pension Benefit Guaranty Corporation; provided, however, Borrowers will not be required to pay any such amounts that are being contested in good faith by appropriate actions or proceedings diligently pursued, for which adequate reserves with respect thereto have been established in conformity with GAAP, and the non-payment of which does not, in the opinion of Agent, in its sole discretion, place at risk the enforceability or priority of the Liens of Agent on the Collateral. Promptly after the filing thereof, Borrowers shall furnish to the Lenders with regard to each Employee Benefit Plan copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

    6.17  Compliance with Regulations T, U and X. Neither Borrowers nor Parent nor any Person acting on their behalf will take any action that might cause this Agreement, the Term Notes, the Working Capital Loan Documents or any Other Agreements to violate, and Borrowers and Parent will take all actions necessary to cause compliance with, Regulations T, U and X of the Board of Governors of the Federal Reserve System and the Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

    6.18  Fiscal Year. Borrowers and Parent will cause each of their respective fiscal years to be and to remain the twelve (12) month period ending on December 31 of each year.

    6.19  Environmental Costs.

  Each Borrower hereby agrees to indemnify and to hold Agent and each Lender harmless from and against any liability, loss, damage, suit, action or proceeding relating to such Borrower and pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any international, national, federal, state, municipal or local government or quasi-governmental agency or any other Person, whether arising under any international, national, federal, state, municipal or local law or regulation, or tort, contract or common law (an "Environmental Claim").

  If the laws of the United States or of any state or country in which any Borrower or Parent owns or leases any property (however, with respect to Parent, only Parent's properties that are leased to or used in the business of a Borrower) provide that a Lien upon the property of such Borrower or Parent may be obtained for the removal of Polluting Substances that have been released upon such property, then, no later than ninety (90) days after notice is given by the Agent to such party, such party shall deliver to Agent a report issued by a qualified, third party environmental consultant selected by such party and approved by the Agent as to the existence of any Polluting Substances located upon or beneath the specified property.

    6.20  Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at Borrowers' election, the Borrowers and Parent, to the extent any representation relates to the Parent, shall supplement each disclosure schedule hereto, or any representation herein or in any Other Agreement, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or as an exception to such representation or that is necessary to correct any information in such disclosure schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any disclosure schedule, such disclosure schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such disclosure schedule or representation shall amend, supplement or otherwise modify any disclosure schedule or representation, or be or be deemed a waiver of any Potential Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and, if applicable, Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

    6.21    Deposit Account Control Agreement. Within forty-five days following the Closing Date, Borrowers shall deliver to Agent a Deposit Account Control Agreement for each financial institution holding a Deposit Account of Borrowers, duly executed by all parties thereto.

VII.    NEGATIVE COVENANTS

Borrowers, jointly and severally, covenants and agrees that from the date hereof until all of the Senior Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

    7.1  Indebtedness. Borrowers will not create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except Permitted Indebtedness. Notwithstanding the foregoing, Borrowers may have additional Indebtedness, provided that (a) immediately prior to, and after giving effect thereto, the Consolidated Leverage Ratio is less than 4.0 to 1.0 and (b) such Indebtedness is unsecured. Any Permitted Indebtedness that is subordinated to the Senior Obligations shall continue to be subordinated to the Senior Obligations on terms and conditions satisfactory to the Agent.

    7.2  Limitation on Liens. Borrowers will not incur, create, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except Permitted Liens. Except for agreements pursuant to which Permitted Liens are or will be granted, Borrowers will not enter into any agreement prohibiting the creation or assumption of any Lien upon its property or assets, whether now owned or hereafter acquired. The Agent shall, upon the acquisition of any item of equipment by a Borrower wherein a Permitted Lien is created under and within the parameters of paragraph (b) or (k) of the definition of Permitted Liens on such item of equipment, release its security interest in the equipment so acquired if required under the terms of the financing arrangements governing such acquisition.

    7.3  Merger, Acquisition, Dissolution and Sale of Assets. Borrowers, and Parent only with respect to paragraph (c) below, will not become a party to a merger or consolidation, purchase or otherwise acquire all or a substantial part of the shares or other evidence of beneficial ownership of any Person unless immediately after the formation or acquisition of such Person, such Person agrees to become a "Borrower" hereunder and under all of the Other Agreements and agrees to assume, on a joint and several basis with the other Borrowers, the Senior Obligations, pursuant to a joinder agreement which shall be substantially in the form attached hereto as Exhibit E ("Joinder Agreement"), dissolve or liquidate, form, acquire or permit the existence of any Subsidiary or Subsidiaries (other than those listed on Schedule 4.15 and any Excluded Subsidiary) unless immediately after the formation or acquisition of such Subsidiary, such Subsidiary agrees to become a "Borrower" hereunder and under all of the Other Agreements and agrees to assume, on a joint and several basis with the other Borrowers, the Senior Obligations, pursuant to a Joinder Agreement, consolidate with or be a party to a merger with any other Person or sell, lease or otherwise dispose of all or a substantial part of its assets, issue or sell any shares of Capital Stock, sell, transfer or otherwise dispose of any shares of Capital Stock or any Indebtedness owing to a Borrower, except to another Borrower (except at face value), or sell, transfer or otherwise dispose of any of their respective accounts; provided, however that any Borrower may sell or dispose of any of its assets (other than any assets not constituting any significant portion of the Chemical Plant Assets or the Property, considered separately) if such sale or disposition is a Permitted Disposition or the aggregate Net Cash Proceeds of such sales or other dispositions of assets not constituting the Property are less than $5,000,000 in any fiscal year, provided further that if the Net Cash Proceeds of such sales or dispositions equal or exceed $5,000,000 in any fiscal year, Borrower shall comply with Section 2.3(a) hereof. Notwithstanding the foregoing, nothing in this Section 7.3 shall apply to the merger or consolidation of a Borrower (other than ThermaClime) with and into another Borrower or sale, transfer or lease of assets by a Borrower to any other Borrower in accordance with Section 7.6.

    7.4  Restricted Payments.

  Borrowers will not make, and will not permit any of its respective Subsidiaries to make, except as specifically set forth in Section 7.4(b) below, directly or indirectly, any declaration of any dividend other than (A) an Intercompany Loan entered into in compliance with the terms of this Agreement whether or not such Intercompany Loan becomes a deemed dividend pursuant to any applicable accounting rule on, or any other payment or distribution in respect of, any shares of Capital Stock of any Borrower, and (B) distributions or dividends payable by a Borrower to ThermaClime in order to permit ThermaClime to make the distributions to Parent permitted under Section 7.4(b) below;

    payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of Capital Stock of any Borrower or Parent or of any warrant, option or other right to acquire such shares; or

    payment or distribution on account of any Indebtedness of any Borrower that is subordinate to the Term Loans, including, without limitation the Intercompany Loans, other than payment to a Borrower pursuant to an Intercompany Note which has been pledged and delivered to Agent pursuant to the Security Documents (or held by the Working Capital Agent on behalf of Agent, for the benefit of the Lenders), or except to the extent that such payment is permitted pursuant to any subordination provisions approved by Agent.

  Notwithstanding anything to the contrary in Section 7.4(a) hereof, the "Restricted Payments" specifically set forth below may be made as follows:

    ThermaClime may make distributions and pay dividends to Parent in repayment of the costs and expenses incurred by Parent that are directly allocable to the Borrower for Parent's provision of the Services (as defined in the Services Agreement) on behalf of the Borrowers pursuant to the Services Agreement;

    so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, ThermaClime may make distributions and pay dividends to Parent in respect of the management fees payable by ThermaClime to Parent in accordance with the Management Agreement, provided that (A) the aggregate amount of all such payments made by Borrowers pursuant to this clause (e) shall not exceed $1,800,000 during any fiscal year of ThermaClime or the maximum management fees payable to Parent each calendar quarter under the Management Agreement and (B) after giving effect to all management fees paid to the Parent and all management fees that have been paid to the Parent and thereafter reimbursed by the Parent to the Borrowers, in each case in any fiscal year of ThermaClime, the difference between (x) EBITDA for such fiscal year as reflected in ThermaClime's audited financial statements for such fiscal year and (y) the management fees paid to and retained by the Parent in such fiscal year shall not be less than $26,000,000;

    so long as Agent has not exercised any of its rights or remedies following an Event of Default, ThermaClime may make distributions and pay dividends to Parent in an aggregate amount not to exceed, during each fiscal year, the consolidated income tax liability of the Borrowers for such fiscal year;

    each Borrower may repay loans to EDN, provided that (A) no Potential Default or Event of Default has occurred and is continuing or would result from the making of such repayments, (B) the aggregate amount of such repayments does not exceed $1,000,000 during any week unless, after giving effect to such repayments, excess availability (as determined under the Working Capital Loan Agreement) would not be less than $2,000,000, and (C) from and after the Closing Date, the aggregate amount of such repayments provided to EDN by the Borrowers shall not exceed the aggregate amount of distributions and dividends paid by EDN to the Borrowers at any time excluding, for purposes of this clause (C), the repayment made by Borrowers to EDN after the Closing Date but prior to EDN's fiscal year ending 2004 which shall be in an amount not greater than the amount sufficient to permit EDN to make the lease payout required on December 23, 2004 in connection with the Bayer Agreement;

    ThermaClime may repurchase any ThermaClime Notes so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect to such repurchase, excess availability (as determined under the Working Capital Loan Agreement) is not less than $5,000,000 and (C) after giving effect to such repurchase, the Consolidated Leverage Ratio was less than or equal to 3.75 to 1.0 for the most recently ended fiscal quarter;

    ThermaClime may make distributions and pay dividends to Parent in an aggregate amount not to exceed, during each fiscal year, the sum of (A) fifty percent (50%) of the actual consolidated net income (as determined in accordance with GAAP) of Borrowers for such fiscal year, plus (B) the amounts paid to Parent during such fiscal year in accordance with Section 7.4(b)(iii); provided, that (A) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, (B) after giving effect to such distributions or dividends, excess availability (as determined under the Working Capital Loan Agreement) is not less than $7,500,000 and (C) after giving effect to such repurchase, the Consolidated Leverage Ratio for the most recently ended fiscal quarter was less than or equal to 3.25 to 1.0;

    in the event of any receipt by Cherokee of the Dynegy Settlement, Cherokee may make a distribution to Parent in the amount of (i) such Dynegy Settlement, less the cash reserve established by Cherokee on a good faith basis necessary to cover any judgment or claim that remains outstanding from any Borrower to Dynegy, so long as immediately prior to and after giving effect to such distribution, no Potential Default or Event of Default has occurred and is continuing; and

    notwithstanding the restrictions in Section 7.4(a)(i), any Borrower may make payments to repay loans made after the Closing Date to any such Borrower from Parent, provided that (A) such loan constitutes Permitted Indebtedness under paragraph (h) of the definition of Permitted Indebtedness and (B) no Potential Default or Event of Default has occurred and is continuing or would result therefrom.

    7.5  Loans and Investments. Except for Permitted Investments or as permitted by Section 7.3, Borrowers will not make any advance, loan, extension of credit (other than advances or extensions of trade credit to customers in the ordinary course of business), capital contribution to or investment in, or purchase any stock, bonds, notes, debentures or other securities of any Person (collectively, "Investments")

    7.6  Transactions with Affiliates. Except as contemplated by this Agreement and the Other Agreements and except for transactions among the Borrowers that are not otherwise restricted herein and those agreements set forth in Schedule 7.6, Borrowers will not enter into any transaction with any Affiliate of any such Borrower or Parent, except transactions (including those permitted by Section 7.5, if any) in the ordinary course of such Borrower's respective businesses, the terms of which are fair and reasonable and no less favorable than would result in a comparable arm's-length transaction with a Person not a officer or Affiliate of the Borrowers; provided, however, except as otherwise set forth in Section 7.4, nothing in this Section 7.6 shall restrict or prohibit the Borrowers from performing their obligations under the Tax Sharing Agreement, the Services Agreement or the Management Agreement.

    7.7  Nature of Business. Borrowers will not engage in any business other than the businesses set forth on Schedule 4.23, or any business reasonably related thereto.

    7.8  [Intentionally Deleted].

    7.9  Financial Covenants. Borrowers will not breach any of the financial covenants set forth on Annex II.

    7.10  Use of Proceeds. Borrower will not use the proceeds of the Term Loan for any other purpose except as set forth in Section 1.4.

    7.11  Sale and Lease-Back Transactions. Borrowers will not, directly or indirectly, enter into any arrangement, directly or indirectly, with any person whereby any Borrower or any of their Subsidiaries shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Borrower or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

    7.12  Restrictions on Subsidiary Distributions. Other than pursuant to this Agreement or the Other Agreements, each Borrower shall not agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Borrower to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or Parent, as applicable.

    7.13  Bayer Agreement. Upon the termination of the Bayer Agreement and upon receipt by EDN of any Expiration Termination Fee (as currently defined in the Bayer Agreement unless an amendment thereto extends the expiration date of such agreement to at least 180 days beyond the stated maturity date of the Term Loans, then as defined, if at all, in such amendment) under the Bayer Agreement, in connection with such termination or upon the sale of EDN's operation pursuant to the Bayer Agreement, Borrowers shall cause EDN to first, repay any debt owing by EDN relating to the Bayer Agreement and the transactions contemplated thereby, and second, repay the Term Loans hereunder to the extent of such remaining proceeds, provided that no Prepayment Premium shall be applicable to such prepayment.

    7.14  Option to Refinance Working Capital Debt. Borrowers hereby agree that upon the occurrence of a default under the Working Capital Loan Documents and the exercise of remedies thereunder by the Working Capital Agent, if Agent provides a written proposal to Borrowers in writing outlining a replacement working capital loan facility from Agent on substantially the same terms and conditions as provided in the Working Capital Loan Documents in effect at such time, Borrowers shall agree to and shall accept such replacement working capital loan facility from Agent.

    7.15  Amendment to Material Agreements. Neither the Borrowers nor the Parent shall amend, modify or supplement the Management Agreement, Services Agreement or Tax Sharing Agreement without the prior written consent of Agent.

VIII.    EVENTS OF DEFAULT AND REMEDIES THEREFOR

    8.1  Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

  Any Borrower shall fail to pay, when due (whether upon acceleration or otherwise), any principal, interest or other sums payable under the Term Loans, this Agreement or any Other Agreement;

  A default by any Borrower or Parent in any material agreement to which any Borrower is a party and such default (a) (i) occurs at the final maturity of the obligations thereunder, or (ii) results in the right by the party thereto, to accelerate the maturity of the applicable Borrower's or Parent's obligations thereunder or terminate such agreement, and (b) involves Indebtedness in excess of Five Hundred Thousand and No/100 Dollars ($500,000) (excluding the Working Capital Debt and the ThermaClime Notes);

  Any of the Borrowers or Parent shall fail to perform or to observe any agreement, covenant, term or condition contained in this Agreement or in the Other Agreements or relating to the Term Loans (other than those covenants set forth in Section 8.1(d) hereof) and any such failure remains unremedied for more than ten (10) days after such failure;

  Any of the Borrowers or Parent shall fail to perform or to observe any of the terms or provisions of Article VII or Sections 6.1, 6.9, 6.11, 6.12, 6.13, 6.15, 6.16, 6.18, 6.19 or 6.21 hereof;

  Any of the Borrower or Parent shall fail to comply with any material agreement, indenture, mortgage, deed of trust or other agreement (other than the Working Capital Loan Documents and the ThermaClime Indenture) binding on it or otherwise materially affecting its properties or business;

  Any representation, warranty or other material information whatsoever made or provided by any Borrower or Parent in connection with this Agreement or the Other Agreements or otherwise to induce any Lender to make its Term Loan was incorrect or misleading, when made;

  Any of the Borrowers or the Parent shall become subject to an Event of Bankruptcy (a "Bankruptcy Event of Default");

  Any judgment or order for payment of money shall be rendered against any of the Borrowers or Parent that exceeds Five Hundred Thousand and No/100 Dollars ($500,000), and either (A) enforcement proceedings shall have been commenced by any creditor on a material portion of the Collateral, as determined by Agent in its sole discretion, upon such judgment or order or (B) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

  The occurrence of a Change of Control;

  The occurrence of an event of default that is not cured or has not been waived under the Working Capital Loan Documents; or

  The occurrence of an event of default that is not cured or has not been waived under the ThermaClime Indenture.

    8.2  Remedies of Agent and Lenders upon Occurrence of Event of Default. Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Term Loans and the Other Agreements related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the Other Agreements. When any Event of Default described in Section 8.1 (other than a Bankruptcy Event of Default) has occurred and is continuing, Agent may, or upon request from Requisite Lenders shall, (in addition to any other right, power or remedy permitted to the Agent and Lenders by law) declare the entire amount of the Senior Obligations, including, without limitation, the entire principal, Prepayment Premium (if any) and all accrued interest then outstanding under the Term Loans, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event Borrowers shall forthwith pay to the Agent, for the ratable benefit of Lenders, an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default that constitutes a Bankruptcy Event of Default shall occur, all of the Senior Obligations, including, without limitation, the entire principal, Prepayment Premium (if any) and all accrued interest then outstanding under the Term Loans shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Agent), all of which are hereby expressly waived by Borrowers, and Borrowers will forthwith pay to the Agent, for the ratable benefit of Lenders, an amount equal to one hundred percent (100%) of the amount thereof.

    8.3  Annulment of Acceleration. The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, then the Agent may, or upon request from Requisite Lenders, by written instrument delivered to Borrowers (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to the Term Loans, provided that at the time such Annulment Notice is delivered, no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Obligations in connection therewith and all arrears of interest and all other sums payable on such Senior Obligations in connection therewith (except any principal, interest or Prepayment Premium that has become due and payable solely by reason of such declaration under Section 8.2) shall have been duly paid or deferred by the Requisite Lenders agreeing to such rescission and annulment; provided, however, that any such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless such Event of Default is specifically waived in writing by the Requisite Lenders.

    8.4  Payment of Senior Obligations. Each Lender shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Term Loan and payment of all other Senior Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, Agent may, or upon request from Requisite Lenders, institute suit against Borrowers for the enforcement of any such payment. Such rights shall not be impaired without each affected Lender's prior written consent.

    8.5  Remedies. If any Event of Default shall occur and be continuing, then the Agent may, or upon request from Requisite Lenders, exercise any right or remedy they have at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to the Agent or the Lenders under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Agent.

    8.6  Conduct No Waiver. No course of dealing on the part of Lender, or any delay or failure on the part of Lender or the Agent to exercise any of their rights, shall operate as a waiver of such right or otherwise prejudice Agent's or such Lender's rights, powers and remedies.

IX.    INTERCREDITOR AGREEMENT

This Agreement shall be subject to the terms, conditions and provisions of the Intercreditor Agreement.

X.    REPLACEMENT OF TERM NOTE

    10.1  Replacement of Term Note. Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, mutilation or destruction of any Term Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to Borrowers or, in the event of such mutilation, upon surrender and cancellation of such Term Note, Borrowers, without charge to the Lender thereof, will make and deliver a new Term Note of like tenor and the same series in lieu of such lost, stolen, mutilated or destroyed Term Note. If any such lost, stolen or destroyed Term Note is owned by any Lender whose credit is satisfactory to Borrowers, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft, mutilation or destruction and of its ownership of the Term Note at the time of such loss, theft, mutilation or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Term Note, other than a written agreement of such owner (in form reasonably satisfactory to Borrowers) to indemnify Borrowers.

XI.    INTERPRETATION OF AGREEMENT

    11.1  Certain Terms Defined. When used in this Agreement, the terms set forth below are defined as follows:

"Affiliate" means any Person (including any officers and directors of such Person if an entity) directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything contained herein to the contrary, any Person that owns, directly or indirectly, fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors of a corporation or fifteen percent (15%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; provided, however, that in no event shall the term "Affiliate" include Lender or any of its Affiliates.

"Affiliate Leases" means the obligations under any operating lease that is entered into between any Borrower and any of its Subsidiaries, as lessee and any related party as defined in paragraph 5 of Financial Accounting Standards Board Statement No. 13, "Accounting for leases (FAS13)," or Affiliate of such lessee that are required to be treated as capital lease obligations under GAAP, pursuant to FAS 13, as amended from time to time, shall not be deemed to constitute Indebtedness under this Agreement so long as such lease obligations shall have a term that expires no earlier than the Maturity Date.

"Agent" shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

"Agent Fee Letter" shall mean that certain fee letter dated on or about the Closing Date and executed by Borrowers in favor of Agent.

"Agreement" means this Loan Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

"Alternate Base Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "prime rate" (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.

"Annulment Notice" is defined in Section 8.3.

"Applicable Margins" means collectively the Applicable Alternate Base Rate Margin and the Applicable LIBOR Margin.

"Applicable Alternate Base Rate Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Alternative Base Rate applicable to the Term Loans, as determined by reference to Annex III.

 "Applicable LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loans, as determined by reference to Annex III.

 "Authorized Officer" means the Chairman of the Board, President or any Vice President of any of the Borrowers.

"Bayer Agreement" means the Project and Supply Agreement, dated June 27, 1997, as amended, by and between El Dorado Nitric Company and Bayer Corporation.

"Board of Directors" shall mean, with respect to any Person, such Person's board of directors or such other body as is charged with oversight of the business and affairs of such Person and shall include any executive committee (or functional equivalent) of such Board of Directors or other body.

"Borrower" is defined in the preamble.

"Business Day" means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in the State of Texas.

"Capital Lease" means any leases of property that, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

"Capital Stock" means, with respect to any Person, its common stock and any other capital stock of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, convertible notes or debentures, stock purchase rights and all agreements, instruments, documents, and securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

"Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases as determined in accordance with GAAP, excluding Affiliate Leases.

"Cash Equivalents" means securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof and having maturities of not more than one (1) year from the date of acquisition, U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of any bank, savings association, credit union or similar financial institution or any bank whose short-term debt rating from Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("S&P") is at least A-1 or the equivalent or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent with maturities of not more than one (1) year from the date of acquisition, commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody's maturing within six months after the date of acquisition, marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, and investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

"Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of a greater number of shares of Parent's Capital Stock having the right to vote for the election of members of the Board of Directors than the number of shares of such Capital Stock held by the Permitted Holders, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) the Parent ceases to (i) directly own and control 95% of the outstanding Capital Stock of ThermaClime and individually own and control 100% of the outstanding Capital Stock of Cherokee and (ii) indirectly own and control 100% of the outstanding Capital Stock of ThermaClime, or (d) ThermaClime ceases to directly or indirectly own and control 100% of the outstanding Capital Stock of each Borrower (other than ThermaClime or Cherokee), or (e) any Borrower ceases to directly own and control 100% of the outstanding Capital Stock of each of its Subsidiaries extant as of the Closing Date, except with the prior written consent of Agent, or (f) a "Change of Control" as defined in the ThermaClime Indenture shall occur.

"Chemical Plant Assets" means assets owned by, and associated with the activities of, El Dorado Chemical Company, DSN Corporation, Cherokee, Cherokee Nitrogen Company, LSB Chemical Corp., Chemex I Corp. or Chemex II Corp.

 "Cherokee" means Cherokee Nitrogen Holdings, Inc., an Oklahoma corporation.

"Closing Date" means September 15, 2004.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

"Collateral" means with respect to each Borrower, any and all property, whether real, personal, tangible, intangible or mixed, or other assets owned, leased or operated by such Borrower and all interests therein now owned or hereafter acquired by such Borrower in or upon which a security interest, lien or mortgage is granted to Agent, for the benefit of the Lenders, or the Lenders pursuant to any of the Security Documents, this Agreement or any of the Other Agreements, but for purposes of this definition, "Collateral" shall exclude the Excluded Assets.

"Consolidated Leverage Ratio" means the ratio of (a) ThermaClime's and its consolidated Subsidiaries' Total Debt, to (b) ThermaClime's and its consolidated Subsidiaries' consolidated EBITDA at any date of determination, each determined on a consolidated basis and in accordance with GAAP and shall be measured on a quarterly basis using the last four (4) quarters then ending prior to or contemporaneously with the date of determination.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, gross interest expense of ThermaClime's and its consolidated Subsidiaries' for such period determined in conformity with GAAP (including, without limitation, interest expense paid to Affiliates of such Person other than a Subsidiary of Parent), less the sum of interest income and non-cash accretion expense and non-cash amortization of debt origination cost for such period, each determined on a consolidated basis and in accordance with GAAP for ThermaClime and its consolidated Subsidiaries.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of parent (as such terms are used in Rule 14a-111 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

"Controlled Group" means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which Borrowers or Parent are members.

"Default Rate" is defined in Section 2.1(b).

"Deposit Account" has the meaning set forth in Article 9 of the UCC.

"Deposit Account Control Agreement" means a deposit account control agreement, in form and substance satisfactory to Lender.

"Dynegy Settlement" means any proceeds resulting from that certain lawsuit commenced by Cherokee against Dynegy Inc. and affiliates prior to the Closing Date net of any outstanding liabilities or costs associated with such lawsuit.

"EBITDA" means, with respect to any fiscal period, the result of (i) ThermaClime's and its consolidated Subsidiaries consolidated net earnings (or loss), minus (ii) the aggregate amount of all extraordinary gains of ThermaClime and its consolidated Subsidiaries for such period, plus (iii) the aggregate amount of all extraordinary losses and other non-operating, non-cash, one time charges as determined in accordance with GAAP, interest expense, income taxes, and depreciation and amortization, of ThermaClime and its consolidated Subsidiaries for such period, as determined in accordance with GAAP.

"EDN" means El Dorado Nitric Company, an Oklahoma corporation and its subsidiaries.

"Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, that is, previously has been or will be established or maintained by any member of a Controlled Group.

"Environmental Claim" is defined in Section 6.21.

"Environmental Laws" means all international, national, federal, state, municipal or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface and subsurface strata) and all other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

"Event of Bankruptcy" means any of (a) the filing by Borrower or Parent of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by Borrower or Parent of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of Borrower's or Parent's assets with the consent of Borrower or Parent, as applicable, (d) the filing of any bankruptcy, arrangement or reorganization petition by or with the consent of Borrower or Parent against Borrower or Parent, respectively, under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of Borrower or Parent or a substantial part of their assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction, which appointment shall not be dismissed or stayed within sixty (60) days, or (f) an involuntary petition to reorganize or to liquidate Borrowers or Parent pursuant to the Federal Bankruptcy Code shall be filed against Borrower or Parent and shall not be dismissed or stayed within sixty (60) days.

"Event of Default" is defined in Section 8.1.

"Excess Interest" is defined in Section 2.7.

"Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time.

"Excluded Assets" means rolling stock of Borrower, motor vehicles of Borrower, catalysts of Borrower, the CEPOLK Limited Partnership interest to the extent a Lien is prohibited by law or contract from attaching thereto, and the Excluded Equipment.

"Excluded Equipment" means the equipment described on Schedule 11.1.

"Excluded Subsidiaries" shall mean El Dorado Nitrogen, L.P., CEPOLK Holdings, Inc., El Dorado Nitric Company, El Dorado Acid, L.L.C., El Dorado Acid II, L.L.C. and CEPOLK Limited Partnership.

 "Existing Senior Notes" means the notes issued pursuant to that certain Securities Purchase Agreement, dated as of May 24, 2002, by and among ClimaChem, Inc. (n/k/a ThermaClime), the other purchasers party thereto and Guggenheim Investment Management, LLC, as collateral agent.

"Financial Statements" is defined in Section 4.2.

"First Priority Collateral" means the Property, all Equipment, the Capital Stock owned by ThermaClime in all of its Subsidiaries that are Borrowers hereunder and the Capital Stock owned by Parent in ThermaClime and the proceeds and products of any of the foregoing and any other Collateral not constituting Working Capital Collateral. For purposes hereof, the definition of First Priority Collateral shall exclude the Excluded Assets.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period, to (ii) the sum of (A) ThermaClime's and its Subsidiaries' Total Debt scheduled to be paid or prepaid during such period (not including prepayments of the Working Capital Debt unless such prepayments are accompanied by a reduction of the revolver commitment (as determined under the Working Capital Loan Agreement) and not including the final scheduled payment of the Working Capital Debt at the maturity date of the Working Capital Loan Agreement), plus (B) Consolidated Net Interest Expense for such period, plus (C) all amounts paid or payable by ThermaClime and its Subsidiaries on Capitalized Lease Obligations having a scheduled due date during such period, plus (D) debt repaid prior to maturity, plus (E) dividends by ThermaClime to Parent as permitted hereunder, plus (F) capital expenditures made during such period.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and that are applicable in the circumstances as of the date in question; provided, however, that Borrower may not voluntarily change the use or application of any accounting method, practice or principle without the prior written consent of the Agent, which consent may require that an adjustment be made to any and all the financial covenants and the capital expenditure covenant set forth herein. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Guarantor" means Parent and any other Person who may after the Closing Date execute a Guaranty in favor of Agent.

"Guaranty" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other property) of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities (as defined in Section 2(l) of the Securities Act) or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

"Indebtedness" means, for any Person, all obligations of such Person, without duplication, required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property, assets or services other than accrued liabilities and accounts payable arising in the ordinary course of business on terms customary in the trade, (iii) obligations of such Person evidenced by notes, acceptances or other instruments of such Person or arising out of letters of credit issued for such Person's account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person, and (vi) obligations for which such Person is obligated pursuant to any Guaranty; provided that Indebtedness shall exclude any Affiliate Leases.

"Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

"Intercompany Loans" means all obligations for borrowed money owing from any Subsidiary of Parent or Parent to any other Subsidiary of Parent or Parent.

"Intercompany Note" means a demand note evidencing each Intercompany Loan duly executed by the applicable Borrower in form and substance satisfactory to Agent.

"Intercompany Note Subordination Agreement" means that certain Intercompany Note Subordination Agreement, in form and substance acceptable to Agent, among the applicable Borrower and Agent.

"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the date hereof, by and among Agent, Working Capital Agent and Borrower.

"Interest Period" means for any Term Loan bearing interest at the LIBOR Rate, a period of 90 day duration, as determined in accordance with the customary practice in the applicable LIBOR market; provided that (a) no Interest Period will end after the last day of the then-current term of this Agreement, (b) at the end of such Interest Period, a new Interest Period shall automatically commence on the following LIBOR Business Day, and (c) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day.

"Investments" is defined in Section 7.5.

"Joinder Agreement" is defined in Section 7.3.

"Landlord Waiver" means each of those certain landlord waivers dated as of the Closing Date and duly executed by each landlord for each of the leased locations identified on Annex IV hereto and such other landlord waivers obtained after the Closing Date in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time and in form and substance satisfactory to Agent.

"Lender" means, when used in reference to the Term Loans and/or the Senior Obligations, the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Term Loans or an obligee of all or a portion of the Senior Obligations.

"LIBOR Business Day" means a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

"LIBOR Rate" means with respect to the Interest Period for a Term Loan, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second full LIBOR Business Day next preceding the first day of such Interest Period (unless such date is not a LIBOR Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the date that is two (2) LIBOR Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board of other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the Interest Period shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

"Lien" means any interest in any property (real or personal) or asset securing an obligation owed to, or a claim by, a Person other than the owner of the property or asset, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement, operation of law, trust receipt, or a lease, consignment or bailment for security purposes.

"Management Agreement" means that certain Management Agreement, dated as of November 21, 1997 between Parent and ClimaChem, Inc. (n/k/a ThermaClime), in the form delivered to Agent on the Closing Date.

"Management Subordination Agreement" means that certain Management Subordination Agreement, in form and substance acceptable to Agent, dated of even date herewith among Parent and Borrower, in favor of Agent.

"Material Adverse Effect" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent, individually, and Borrowers, taken as a whole, (b) a material impairment of the ability of Parent, individually, or Borrowers, taken as a whole, to perform their obligations under the Other Agreements or of the Agent's ability to enforce the Senior Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent's Liens, for the benefit of the Lenders, with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

"Maximum Rate" is defined in Section 2.7.

"Mortgage" means each of those certain mortgages and deeds of trust dated as of the Closing Date and such other mortgages and deeds of trust as are entered into by Borrower or any of its Subsidiaries pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

"Mortgage Instruments" means such title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports as are requested by, and in form and substance reasonably acceptable to Agent from time to time.

"Mortgagee's Consent" means each of those certain mortgagee's consent dated as of the Closing Date and duly executed by each mortgagee of the real property identified on Annex IV hereto and such other mortgagee's consent obtained after the Closing Date in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time and in form and substance satisfactory to Agent.

"Net Cash Proceeds" shall mean cash or Cash Equivalent proceeds after payment of all costs and expenses of sale and after repayment of any associated debt to third parties that has a senior collateral right to Lenders.

"Other Agreements" means the Term Notes, the Parent Guaranty, the Security Documents and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of Borrowers and delivered to and for the benefit of any Lender with respect to this Agreement or any of the transactions contemplated by this Agreement.

"Parent" means LSB Industries, Inc., a Delaware corporation.

"Parent Guaranty" means that certain Parent Guaranty, duly executed by Parent in favor of Agent, for the benefit of the Lenders.

"Parent Pledge Agreement" means the pledge agreement of even date herewith executed by Parent in favor of Agent, on behalf of itself and Lenders, pledging all Capital Stock of ThermaClime.

"Patent License" means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

"Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Borrower.

"Patents" means all of the following in which any Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"Pension Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is, was or will be established or maintained by any member of the Controlled Group.

"Permitted Dispositions" means (a) sales or dispositions by Borrowers of Equipment that is substantially worn, damaged or obsolete in the ordinary course of the Borrowers' business but not to exceed $100,000 in any year, (b) sales by Borrowers of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers in a manner that is not prohibited by the terms of this Agreement or the Other Agreements, (d) the licensing by Borrowers, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Borrowers' business and (e) sales or other dispositions by Borrowers of Accounts provided that (i) the consideration payable in connection with the sale or disposition of such Accounts shall be in cash and shall equal no less than one hundred percent (100%) of the aggregate original invoice amount of such Accounts and (ii) the proceeds from such sales or dispositions shall be applied to the Working Capital Debt.

"Permitted Holders" means Jack E. Golsen, Barry H. Golsen, Tony Shelby, David Goss and Robert Brown and their family members, (including any individual having relationship by blood to the second degree of consanguinity, marriage or adoption to such individual) and their respective family trusts (including any individual, trusts or other estate planning vehicles established for the benefit of family members of such individual in respect of which such individual serves as trustee in a similar capacity) and any of their corporations, partnerships or limited liability companies.

"Permitted Indebtedness" means (a) any Indebtedness incurred under the Working Capital Loan Agreement subject to the limitations provided herein; (b) any Indebtedness created in favor of the Lenders under this Agreement and/or the Other Agreements; (c) purchase money Indebtedness (including Capitalized Lease Obligations) incurred after the Closing Date that is unsecured or which is secured solely by Permitted Liens contemplated by clause (b) of the definition thereof and Indebtedness incurred solely in connection with a capital expenditure, so long as the aggregate amount of such Indebtedness under this clause (c) does not exceed Ten Million Dollars and No/100 ($10,000,000) at any time outstanding; (d) Guaranties required in connection with any Indebtedness, so long as it constitutes Permitted Indebtedness; (e) other unsecured Indebtedness of Borrower not otherwise permitted hereby in an aggregate principal amount not to exceed Three Million Dollars and No/100 ($3,000,000) at any time; (f) other Indebtedness outstanding as of the Closing Date and set forth on Schedule 4.10; (g) refinancings, renewals, replacements or extensions of Indebtedness permitted under clauses (a), (c), (d) and (f) of this definition of "Permitted Indebtedness" (and continuance or renewal of any Permitted Liens associated therewith) so long as, with respect to Indebtedness existing on the Closing Date (other than the Working Capital Debt) (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent's reasonable judgment, materially impair the prospects of repayment of the Senior Obligations by Borrowers or materially impair Borrowers' creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, except for increases in the principal amount of such Indebtedness to the extent that the aggregate principal amount of such refinanced, renewed or extended Indebtedness does not exceed Five Million Nine Hundred Thousand Dollars and No/100 ($5,900,000) (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Senior Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; (h) as of the Closing Date, Intercompany Loans as set forth on Schedule 4.10 hereto and thereafter, any new Intercompany Loans provided, that, (i) no new Intercompany Loans shall be payable to any Person other than a Borrower or Parent and the obligor of such Intercompany Loan shall have executed an Intercompany Note to evidence any such Intercompany Loans, which Intercompany Notes shall be in form and substance reasonably satisfactory to the Agent (including, if payable to Parent, an interest rate that shall not be greater than the rate of interest then payable on the Working Capital Debt) and shall (excluding Intercompany Loans payable to Parent) be pledged and delivered to the Agent pursuant to the Security Documents; (ii) such Borrower shall record all Intercompany Loans on its books and records in a manner reasonably satisfactory to the Agent; (iii) the obligations of the Borrower under any such Intercompany Loans shall be subordinated to the Senior Obligations of the Borrower hereunder in a manner reasonably satisfactory to the Agent; and (iv) no Potential Default or Event of Default would occur and be continuing after giving effect to any such proposed Intercompany Loan; (i) Indebtedness owing to EDN resulting from payments and distributions from EDN to any Borrower permitted under Section 7.4(b)(iv); (j) Indebtedness that constitutes a Permitted Investment; (k) Indebtedness outstanding under the ThermaClime Notes in an aggregate principal amount not to exceed Thirteen Million Three Hundred Thousand Dollars and No/100 ($13,300,000); (l) obligations of any Borrower in respect of performance, bid appeal and surety bonds and completion of guarantees for the benefit of Borrower in the ordinary course of business; (m) Indebtedness incurred in the ordinary course of business to finance insurance premiums payable by any Borrower; (n) Indebtedness arising from agreements of any Borrower providing for indemnification, adjustments of purchase price or similar obligation in connection with the disposition of any business or assets of any Borrower (so long as such disposition is made in accordance with this Agreement) other than guarantees of Indebtedness incurred by any Person acquiring such assets for the purpose of financing such acquisition; and (o) customer deposits.

"Permitted Investments" means any of the following: (i) investments in Cash Equivalents and deposit accounts maintained in accordance with the Working Capital Loan Documents; (ii) receivables owing to Borrowers created or acquired in the ordinary course of business consistent with past practice and payable on customary trade terms of Borrowers; (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (iv) advances, loans and Investments in existence as of the Closing Date and listed on Schedule 4.10 without giving effect to any additions thereto or replacements thereof; and (v) deposits made in the ordinary course of business consistent with past practices, including deposits, to secure the performance of leases or in connection with bidding on government contracts; (vi) performance Guaranties of the obligations of any Borrower, provided that such Guaranties arise in the ordinary course of business and not in connection with debt for borrowed money; (vii) Guaranties of Borrower that are Indebtedness otherwise expressly permitted pursuant to the definition of Permitted Indebtedness; and (viii) Investments in EDN that are permitted by Section 7.4(b)(iv) hereof; and (ix) Investments by any Borrower in another Borrower.

"Permitted Liens" means (a) Liens created in the Working Capital Collateral in connection with the Working Capital Debt, (b) Liens on the property of Borrowers created solely for the purpose of securing Indebtedness permitted by clause (c) of the definition of Permitted Indebtedness and representing or incurred to finance, refinance or refund the purchase price of property; provided, however, that (i) no such Lien shall extend to or cover other property of Borrower other than the respective property so acquired and the proceeds thereof, (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property and (iii) no Event of Default or Potential Default shall have occurred and be continuing at the time Borrower creates such Lien, (c) Liens for taxes or assessments or other government charges or levies not yet delinquent or that are being contested in good faith by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves with respect thereto have been established in accordance with GAAP to the reasonable satisfaction of the Agent that while such protest is pending, there will be no impairment of the enforceability of validity or priorities of Agent's lien, (d) materialmen's, mechanic's, worker's, repairmen's, or other like Liens incurred in the ordinary course of business, in each case that the obligation secured is not delinquent or is being contested in good faith by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves with respect thereto have been established in accordance with GAAP to the reasonable satisfaction of the Agent that while such protest is pending, there will be no impairment of the enforceability of validity or priorities of Agent's lien, (e) Liens incurred or deposits made in the ordinary course of business by operation of law in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with bids, tenders, contracts or leases to which Borrower is a party or other deposits required to be made in the ordinary course of business, provided that in each case the obligation secured is not for borrowed money, (f) letters of credit or cash deposits granted as security for surety, performance or appeal bonds in connection with obtaining such bonds in the ordinary course of Borrower's business, (g) Liens arising out of judgments or awards against Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or which Borrower shall be prosecuting an appeal or proceeding for review, and for which it shall have obtained a stay of execution pending such appeal or proceeding for review, provided that the aggregate amount of liabilities (including interest and penalties, if any) of Borrower secured by such Liens shall not exceed Three Million Dollars and No/100 ($3,000,000) at any one time outstanding, (h) easements, rights-of-way, restrictions and other similar charges and encumbrances not materially interfering with the ordinary conduct of the business of Borrower or detracting from the value of Borrower's assets, (i) Liens disclosed on Schedule 4.8, (j) Liens in favor of the Agent, for the benefit of the Lenders, created pursuant to the terms of the Security Documents and (k) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (k) above; provided, however, that (I) the principal amount of Indebtedness secured thereby shall not exceed the principal amount secured at the time of such extension, renewal or replacement (except as provided under clause (g) of the definition of Permitted Indebtedness) and (II) such extension, renewal or replacement shall be limited to the property already subject to the Lien so extended, renewed or replaced.

"Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether international, national, federal, state, county, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof), or other entity.

"Polluting Substances" means all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, however, that if any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, then such broader meaning shall apply subsequent to the effective date of such amendment; provided, further, that if the applicable laws of any country, state or municipality establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste" or "toxic substance" that is broader than that specified in any of the foregoing Environmental Laws, then such broader meaning shall apply.

"Potential Default" means the occurrence of any condition or event that, with the passage of time or giving of notice or both, would constitute an Event of Default.

"Prepayment Premium" is defined in Section 2.2 and includes any Prepayment Premium arising as a result of any Lender's exercise of its rights and remedies under Section 8.2.

"Prime" is defined in Section 5.2(j).

"Property" means all the real property owned by the applicable Borrowers relating to the El Dorado Chemical Arkansas plant located in El Dorado, Arkansas, the DSN Strong Nitric Acid plant located in El Dorado, Arkansas, and the real property owned by Cherokee Nitrogen Holdings, Inc. relating to the Cherokee Nitrogen Alabama plant located in Cherokee, Alabama.

"Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses.

"Reportable Event" means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code or (iii) any failure to make payments required by Section 412(m) of the Code.

"Requisite Lenders" means, at any time, Lenders holding a pro rata percentage of the outstanding principal amount of the Term Loans aggregating at least 51% at such time; provided, however, if at any time, there are only two Lenders, then, Lenders holding a pro rata percentage of the outstanding principal amount of the Term Loans aggregating at least 40% at such time.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Security Agreement" means each Security Agreement executed by each Borrower in favor of Agent, for the benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

"Security Documents" means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Senior Obligations, including, without limitation, the Security Agreement, the Parent Pledge Agreement, the ThermaClime Pledge Agreement, the Mortgages, any Mortgage Instruments, the Landlord Waiver, the Mortgagee's Consent, the Deposit Account Control Agreement), and all other security agreements (including any patent and trademark agreements), mortgages, deeds of trust, loan agreements, notes, guarantees, lien subordination agreements (including, without limitation, the Intercreditor Agreement), pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, certificates of insurance, insurance endorsements, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by Borrower or any of its Subsidiaries and delivered to Agent.

"Senior Obligations" means and includes any and all Indebtedness and/or liabilities of Borrower and/or Parent to the Agent and Lenders of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of Borrower and/or Parent to the Agent and Lenders to perform acts or to refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

"Services Agreement" means that certain Services Agreement, dated as of November 21, 1997 between Parent and ClimaChem, Inc. (n/k/a ThermaClime) in form and substance delivered to Agent on the Closing Date.

"Software" means all worldwide rights, title and interest in any software programs owned, licensed or otherwise used by Borrowers in source and object code (including manufacturing ready masters) forms, including any and all existing documentation (regardless of whether such documentation is provided on a commercial basis) depicting or specifying the designs and components of such software programs, libraries, logs, reports, drafts, models, prototypes, technical and other data, test and other data and programs, any and all preceding versions, works in process, fixes, enhancements, future releases or other developments by Borrowers that may be combined or embodied in any medium or format whatsoever, and for all language versions, hardware platforms, software platforms and operating environments and whether sold separately or bundled with other applications, consisting of a set of logical instructions and information that guides the functioning of a processor, and which shall include all information, ephemeral aspects, so-called "look & feel," graphic design, user methodologies, user and installation guides, user interface design, software tools owned by Borrowers, know-how, systems and processes concerning such computer program.

"Subsidiary" means any Person of which or in which Borrowers own directly or indirectly more than fifty percent (50%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person, (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (iii) the beneficial interest of such Person if it is a trust, association or other unincorporated organization, or (b) are entitled to receive, upon liquidation and after the payment of any preferential returns, more then fifty percent (50%) of the economic value of such Person.

"Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of November 21, 1997 between Parent and ClimaChem, Inc. (n/k/a ThermaClime) in form and substance delivered to Agent on the Closing Date.

"Term Loan" is defined in Section 1.1 hereof.

"Term Notes" means a term promissory note issued to each Lender pursuant to this Agreement in substantially the same form as Exhibit A, together with all renewals, modifications, extensions, substitutions and replacements thereof.

"Termination Date" means the earliest to occur of (a) September 14, 2009, (b) the date on which the Term Note is accelerated pursuant to Article VIII or (c) the date on which the Senior Obligations are paid in full.

"Termination Event" means (a) a Reportable Event, (b) the termination of a Pension Plan that has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under Section 4042 of ERISA or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

"ThermaClime Indenture" means the Indenture dated as of November 26, 1997 among ClimaChem (n/k/a ThermaClime), as issuer, the guarantors named therein, and Bank One, N.A., as trustee, with respect to ClimaChem's 10 3/4% Term Notes due 2007.

"ThermaClime Notes" means the Securities (as such term is defined in the ThermaClime Indenture) issued by ClimaChem (n/k/a ThermaClime) under and pursuant to the ThermaClime Indenture.

"ThermaClime Pledge Agreement" means the pledge agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Capital Stock of its Subsidiaries which are also Borrowers hereunder.

"Total Debt" for any period, means, with respect to Borrowers, the aggregate principal amount of Indebtedness under this Agreement, the Working Capital Loan Agreement, financing leases, purchase money Indebtedness and any other Indebtedness for borrowed money of the Borrowers and their Subsidiaries, on a consolidated basis, at such date in conformity with GAAP, including unreimbursed drawings in respect of Letters of Credit issued pursuant to the Working Capital Loan Agreement but excluding undrawn letters of credit and Affiliate Leases.

"Trademark License" means rights under any written agreement now owned or hereafter acquired by any Borrower granting any right to use any Trademark.

"Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Borrower.

"Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by any Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

"Transfer" is defined in Section 12.5 hereof.

"Transferee" means any Person to whom a Transfer is made.

"Working Capital Agent" means Foothill Capital Corporation, as agent, and each of its respective successors and assigns, and any Person who replaces or refinances the Working Capital Debt.

"Working Capital Collateral" means all of each Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) Accounts;
(b) Equipment (subject to a first priority Lien in favor of Agent);
(c) Real Property (subject to a first priority Lien in favor of Agent);
(d) Books;
(e) General Intangibles;
(f) Inventory;
(g) Investment Property (excluding the stock of EDN and DSN Corporation) (subject to a first priority Lien in favor of Agent with respect to any Capital Stock of Borrowers);
(h) Negotiable Collateral;
(i) money or other assets of each such Borrower that arise from or relate to Accounts, Books, General Intangibles and Inventory and that now or hereafter come into the possession, custody, or control of the Working Capital Agent, and;
(j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, General Intangibles, Inventory, Investment Property, Negotiable Collateral, (subject to a mortgage in favor of Working Capital Agent), money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Working Capital Debt" means, at any given time, the Indebtedness (whether now outstanding or hereafter incurred) of Borrowers in respect of the Working Capital Loan Agreement, in a total principal amount not to exceed Fifty Million and No/100 Dollars ($50,000,000), provided, that the definition of Working Capital Debt shall mean up to Sixty Million and No/100 Dollars ($60,000,000) upon any permitted replacements and refinancings thereof on similar terms and conditions (including, without limitation, borrowing base definitions and advance rates) as set forth in the Working Capital Loan Documents as in effect on the Closing Date.

"Working Capital Loan Agreement" means that certain Loan and Security Agreement, dated as of April 13, 2001, by and among Borrowers and Working Capital Agent, as amended, restated or modified from time to time in accordance with the Intercreditor Agreement, including, without limitation, any agreement extending the maturity or refinancing, replacing or otherwise restructuring or altering the terms and conditions thereof in a manner not otherwise prohibited by the terms of this Agreement and acceptable to Agent and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

"Working Capital Loan Documents" means the Working Capital Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto in accordance with the Intercreditor Agreement.

Terms that are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of Texas, as from time to time in effect (the "UCC").

    11.2  Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance GAAP, except where such principles are inconsistent with the requirements of this Agreement.

    11.3 References. When used in this Agreement, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words "Article," "Section," "subsection," "clause," "Annex," "Schedule" and "Exhibit" refer to Articles, Sections, subsections and clauses of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

XII.    MISCELLANEOUS

    12.1  Expenses. Borrowers agree to pay all out-of-pocket expenses of Agent and the Lenders (including reasonable fees, expenses and disbursements of Agent's and each Lender's counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Term Notes, the Other Agreements, any documents executed in connection herewith or therewith, or any waiver, modification or amendment of any provision hereof or thereof, and if an Event of Default occurs, all reasonable attorneys' fees and out-of-pocket expenses of Agent and the Lenders relating to the failure of Borrowers to comply with any of their obligations to the Lenders hereunder or under any Other Agreement and all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or the Agent or Lenders in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by Borrowers to the Agent, for the benefit of the Lenders, on demand, and shall be additional Senior Obligations. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs and paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Borrowers agree to indemnify each of Agent and Lenders from and to hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by Borrowers or any other Person of this Agreement, the Other Agreements and any documents executed in connection herewith or therewith.

    12.2  Indemnification. IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENT, EACH BORROWER HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS AGENT, EACH LENDER AND EACH OF THEIR RESPECTIVE PARTNERS, AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR ANY OTHER AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FROM ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OF BORROWERS, OR FROM ANY BREACH OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED IN THIS AGREEMENT OR ANY OTHER AGREEMENT. THE INDEMNIFICATION OBLIGATIONS DESCRIBED IN THIS Section 12.2 INCLUDE ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES INCURRED BY REASON OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDE ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

    12.3  Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, if to Agent, then addressed to Agent at the address specified on Annex I hereto or to such other address as Lender may in writing designate, if to any other Lender, then addressed to such Lender at such address as such Lender may in writing designate, and if to Borrowers or Parent, then addressed to ThermaClime in accordance with Section 1.1(e) at the address set forth next to its name on the signature pages hereto or to such other address as ThermaClime may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

    12.4  Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, consents, waivers and modifications that may hereafter be executed, documents received by Agent on the Closing Date upon making the Term Loans and financial statements, certificates and other information previously or hereafter furnished to Agent or any Lender, may be reproduced by Agent or such Lender by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process, and Agent or such Lender may destroy any original document so reproduced. Borrower agrees and stipulates that any such reproduction that is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any Borrower or Parent in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided, however, that nothing herein contained shall preclude any Borrower or Parent from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

    12.5  Assignment; Sale of Interest.

  Subject to the terms of this Section 12.5, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Term Loans, this Agreement and Other Agreements or portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit D) and otherwise in form and substance reasonably satisfactory to, and acknowledged by Agent, for recording in the Register; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Term Loans in the original principal amount of at least equal to $1,000,000 and the assigning Lender shall have retained Term Loans in the original principal amount of at least equal to $1,000,000; and (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 12.5, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Term Loans hereunder shall be several and not joint and shall be limited to such Lender's pro rata share of the applicable Term Loans. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Term Loans, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Term Notes in exchange for the Term Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 12.5, any Lender may at any time pledge the Term Loans held by it and such Lender's rights under this Agreement and the Other Agreements to a Federal Reserve Bank, and any lender that is an investment fund may assign the Term Loans held by it and such Lender's rights under this Agreement and the Other Agreements to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any Other Agreement.

  Agent, on behalf of Borrowers, shall maintain, at its address for notices provided herein a copy of each Assignment Agreement delivered to it and the Register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans owing to, and the Term Notes (if any) evidencing such Term Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of Borrowers, Agent and Lenders shall treat each Person whose name is recorded in such Register as the owner of the Term Loans and the Term Notes recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

  Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.5(a) of any rights or obligations under or in respect of the Term Loans or the Term Notes evidencing such Term Loans shall be effective unless and until Agent shall have recorded the assignment pursuant to this Section 12.5(c). Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee, Agent shall (i) promptly accept such Assignment Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to Lenders and Borrowers.

  Any participation by a Lender of all or any part of its Term Loans shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of or interest rate with respect to, any Term Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Security Documents or the Other Agreements). Except as set forth in the preceding sentence neither Borrower nor Parent shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

  Except as expressly provided in this Section 12.5, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loans or other Senior Obligations owed to such Lender.

  Parent and each Borrower executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 12.5 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Parent and each Borrower executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of each such Borrower and Parent and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any projections delivered by Borrowers and Parent shall only be certified by Borrowers or Parent, as applicable, as having been prepared by Borrowers or Parent, as applicable, in compliance with the representations contained in Section 4.2.

  A Lender may furnish any information concerning the Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

  So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Term Loans to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.10(a), increased costs under Section 2.10(b), an inability to fund LIBOR Loans under Section 2.10(c), or withholding taxes in accordance with Section 2.5(c).

  Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender"), may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 12.5(i) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

    12.6  Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

    12.7  Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    12.8  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or to account for more than one such counterpart or reproduction thereof permitted by Section 12.4.

    12.9  Reliance on and Survival Provisions. All covenants, representations and warranties made by Borrowers or Parent (on behalf of itself and/or any other Subsidiary) herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, shall be deemed to be material and to have been relied upon by Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by Agent and the Lenders or on Agent's or Lender's behalf, and shall survive the delivery of this Agreement and the Term Notes until all obligations of Borrowers under this Agreement shall have been satisfied.

    12.10  Integration and Severability. This Agreement, together with the Other Agreements, embodies the entire agreement and understanding between Agent, Lenders and Borrowers, and supersedes all prior agreements and understandings relating to the subject matter hereof. If any one or more of the provisions contained in this Agreement or in any Term Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    12.11  Law Governing. THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS INTENDED TO BE PERFORMED, IN PART IN THE STATE OF TEXAS. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAW PROVISIONS. THE SENIOR NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE SPECIFIED THEREIN. THE AGENT AND LENDERS RETAIN ALL RIGHTS UNDER THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

    12.12  Waivers; Modification. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

    12.13  Waiver of Jury Trial; Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS, AGENT AND EACH LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR NOTE OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER OR ANY OTHER LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND ANY APPELLATE COURT HAVING JURISDICTION TO REVIEW THE JUDGMENTS THEREOF. EACH OF THE PARTIES HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

    12.14  Press Releases and Related Matters. Borrowers agree that neither they nor their Affiliates will in the future issue any press releases or other public disclosure using the name of Agent, any Lender or their respective affiliates or referring to this Agreement or any of the Other Agreements without the prior written consent of such Person unless (and only to the extent that) Borrower or such Affiliate is required to do so under law and then, in any event, Borrowers or such Affiliate will consult with such Person before issuing such press release or other public disclosure. Borrowers consent to the publication by Lender of customary advertising material relating to the transactions contemplated by this Agreement and the Other Agreements using Parent's or any Borrower's name, product photographs, logo or trademark.

    12.15  WAIVER OF CONSUMER RIGHTS. EACH OF THE BORROWER AND PARENT HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT SECTION 1741 ET. SEQ. TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OR EACH OF THE BORROWER'S AND PARENT'S OWN SELECTION, EACH OF THE BORROWER AND PARENT VOLUNTARILY CONSENTS TO THIS WAIVER. EACH OF THE BORROWER AND PARENT EXPRESSLY WARRANTS AND REPRESENTS THAT BORROWER (i) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO BANK AND (ii) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTING WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

    12.16  Joint and Several Liability; Rights of Contribution.

  Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of all of the Senior Obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver to Lenders this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

  Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to Lenders for the full and prompt payment of the Senior Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lenders on demand for and against any loss incurred by Lenders as a result of any of the Senior Obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Lenders or any Person, the amount of such loss being the amount which Lenders would otherwise have been entitled to recover from any one or more of the Borrowers.

  It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this Section 12.16 together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date ("Dated Assets"). To this end, each Borrower under this Section 12.16, (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 12.16. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 12.16 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this Section 12.16, the Borrowers and Lenders hereby agree and acknowledge that it is the intent of each Borrower and of Lenders that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

  Notwithstanding the foregoing, and the Borrowers' agreement to be jointly and severally liable for payment of all the Senior Obligations, each of the Borrowers is a separate and distinct corporation. Lenders acknowledges and agrees that each Borrower is a separate and distinct entity and further agrees not to challenge or dispute the separate existence of each Borrower.

XIII.    THE AGENT

    13.1  Authorization and Action. Each Lender and each subsequent holder of any Term Loan by its acceptance thereof, hereby designates and appoints ORIX as Agent hereunder and authorizes ORIX to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the Other Agreements, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Lenders and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrowers or any of their respective successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Term Notes and related obligations.

    13.2  Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

    13.3  Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person's own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Lenders), or (b) responsible in any manner to any of Lenders for any recitals, statements, representations or warranties made by the Borrowers contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of any of the Borrowers to perform their respective obligations hereunder, or for the satisfaction of any condition specified herein. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any of the Borrowers.

    13.4  Reliance. Agent and any of its Affiliates and any of their respective directors, officers, agents or employees shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Requisite Lenders or all of Lenders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Lenders. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Requisite Lenders or all of Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

    13.5  Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by Agent. Each Lender represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrowers and made its own decision to enter into this Agreement.

    13.6  Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Borrowers or any Affiliate of the Borrowers as though Agent were not Agent hereunder.

    13.7  Successor Agent. Agent may, upon 45 days' notice to the Borrowers and Lender, resign as Agent. If Agent shall resign, then the Lenders during such 15-day period shall, subject to consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default has occurred and is continuing), appoint a successor Agent and if the Lenders direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Lenders during such 15-day period, then effective upon the expiration of such fifteen-day period, Lenders shall perform all of the duties of Agent hereunder and the Borrowers shall make all payments in respect of the Term Notes directly to the applicable Lender and for all purposes shall deal directly with Lenders. After any retiring Agent's resignation hereunder as Agent, the provisions of Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If in the course of performing its duties under this Agreement the Agent commits gross negligence or willful misconduct, the Agent may be removed at the written direction of the holders of more than 75% of the outstanding principal of the Term Loans; provided that in so doing, the Lenders shall be deemed to have waived and released any and all claims they may have against Agent.

    13.8  Collections and Disbursements.

  Agent will have the right to collect and receive all payments of the Term Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the Other Agreements with regard to the Term Notes, and Agent will remit to each Lender, according to its pro rata percentage, all such payments actually received by Agent in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

  If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the Other Agreements, each Lender will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.

  All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Lender in the Term Notes, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with this Agreement. In the event that any Lender shall receive any payment in reduction of the Term Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Lender evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Lender shall hold such excess in trust for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Lender that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Lender so that, after giving effect to such payments, the pro rata obligations owed by the Borrowers to each Lender shall be in an amount equal to the pro rata amount owed by the Borrowers before the date of the payment of such excess amount. In no event shall any Lender be deemed to have a participation or other right in, to or against any other Lender's Note as a result of the payment of any excess amount.

    13.9  Reporting. During the term of this Agreement, Agent will promptly furnish each Lender with copies of all notices and financial statements of the Borrowers required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent's possession as any Lender may reasonably request. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Other Agreements.

    13.10 Consent of Lenders; Amendments and Modifications.

  Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Term Notes and the Other Agreements related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the Other Agreements. Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any Other Agreement, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders only.

  Notwithstanding anything to the contrary contained in Section 13.10(a) hereof, no amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) reduce the principal of or any interest rate applicable to any Term Note or any fee payable to Lenders hereunder; (ii) extend any scheduled payment date (other than payment dates of mandatory prepayments under hereunder) or final maturity date of the principal amount of any Term Loan of any affected Lender; (iii) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (iv) release any Guaranty or, except as otherwise permitted herein or in the Other Agreements, release, or permit Borrowers to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 per fiscal year (except as otherwise expressly provided herein) in the aggregate unless the proceeds of a sale of such Collateral are applied in accordance with the terms of this Agreement (which action shall be deemed to directly affect all Lenders); or (v) amend or waive this clause (b) or the definitions of the terms "Requisite Lenders".

  Notwithstanding anything to the contrary contained in Section 13.10(a) hereof, and subject to any applicable limitation set forth in Section 13.10(b) hereof, Agent shall not, without the prior written consent of Requisite Lenders: (i) waive any Event of Default; (ii) consent to any Borrower's taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the Other Agreements; or (iii) amend or modify or agree to an amendment or modification of this Agreement or Other Agreements.

  After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with Requisite Lenders and, unless otherwise directed in writing by Requisite Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the Other Agreements and available at law or in equity to protect the rights of Agent and Lender and collect the Indebtedness under the Term Loan and Term Note(s), including, without limitation, instituting and pursuing all legal actions brought against any Borrower or to collect the Indebtedness under the Term Loan and Term Note(s), or defending any and all actions brought by any Borrower or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Term Loan and Note(s) or Agent's or any Lender's rights or remedies.

  If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as "Non Consenting Lender");

then, so long as Agent is not a Non Consenting Lender, at Borrowers' request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non Consenting Lenders, and such Non Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Term Loans of such Non Consenting Lenders for an amount equal to the principal balance of all Term Loans held by the Non Consenting Lenders and all accrued interest with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

    13.11  This Section Not Applicable to Borrower. This Section 13 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Lenders and does not create, nor shall it give rise to, any rights in or obligations on the part of the Borrowers and all rights and obligations of the Borrowers (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Section 13.

    13.12  Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by the Borrowers and Parent and without limiting the obligations of Borrowers and Parent hereunder), ratably according to their respective pro rata share of the Term Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any Other Agreement or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each Other Agreement, to the extent that Agent is not reimbursed for such expenses by Borrower and Parent.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, Borrowers and Lender have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

BORROWERS:

THERMACLIME, INC.
CHEROKEE NITROGEN HOLDINGS, INC.
NORTHWEST FINANCIAL CORPORATION
XPEDIAIR, INC.
INTERNATIONAL ENVIRONMENTAL CORPORATION
THE CLIMATE CONTROL GROUP, INC.
ACP INTERNATIONAL LIMITED
CLIMACOOL CORP.
TRISON CONSTRUCTION, INC.
KOAX CORP.
CLIMATE MASTER, INC.
CLIMATECRAFT, INC.
CHEROKEE NITROGEN COMPANY
LSB CHEMICAL CORP.
EL DORADO CHEMICAL COMPANY
CHEMEX I CORP.
CHEMEX II CORP.
DSN CORPORATION

By:
Tony M. Shelby
Vice President

Address for Notices:

16 South Pennsylvania Avenue
Oklahoma City, OK 73107
Attention: Mr. Tony M. Shelby
Fax: 405-235-5067

PARENT:

LSB INDUSTRIES, INC.

By:
Tony M. Shelby
Vice President

Annex I
to
 Loan Agreement

Information Concerning Lender
Lender:	ORIX Finance Corp. I
Term Loan Commitment:	$50,000,000
Address for notices:
1717 Main Street
Suite 900
Dallas, Texas 75201
Attn: Robert Stobo, Director
Facsimile: (214) 237-2356

and

1717 Main Street
Suite 900
Dallas, Texas 75201
Attn: Ann Erickson, Operations Manager
Facsimile: (214) 237-2352

With a copy to: Patton Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, Texas 75201 Attn: Stanley O. Mayo Facsimile: (214) 758-1577
Payments to be made by wire transfer to:	Bank: Deutsche Bank New York, NY ABA#: 021 001 033 BNF Name: OFCI-Loan Receipts CFG A/C#: 00399728 REF: ThermaClime

Annex II
to
 Loan Agreement

Financial Covenants

1. Fixed Charge Coverage Ratio. ThermaClime and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio, measured on a quarterly basis using the last four (4) quarters then ending quarters for each period set forth below, of not less than the following:

Period Ending	Fixed Charge Coverage Ratio
September 30, 2004	0.75
December 31, 2004	0.85
March 31, 2005	0.95
June 30, 2005	1.00
September 30, 2005	1.00
December 31, 2005	1.00
Each Quarter Thereafter	1.00

Annex III
to
Loan Agreement

PRICING SCHEDULE

APPLICABLE MARGIN
Consolidated Leverage	Applicable LIBOR Margin	Applicable Alternate Base Rate Margin
3.75 to 1.0	8.0% but in no event shall the Interest Rate exceed 11.50%	7.0% but in no event shall the Interest Rate exceed 11.50%
3.75 to 1.0 but 3.25 to 1.0	7.0% but in no event shall the Interest Rate exceed 11.50%	6.0% but in no event shall the Interest Rate exceed 11.50%
3.25 to 1.0	6.0% but in no event shall the Interest Rate exceed 11.00%	5.0% but in no event shall the Interest Rate exceed 11.00%

Notwithstanding the foregoing, for the period commencing on the Closing Date and continuing until the date of the first adjustment as provided below, the Applicable LIBOR Margin shall be 8.0% and the Applicable Alternate Base Rate Margin shall be 7%.

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower's most recent financial statements delivered pursuant to this Agreement. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Lender has received the applicable financial statements. If the Borrower fails to deliver the financial statements to the Lender at the time required pursuant to this Agreement, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five days after such financial statements are so delivered.

Notwithstanding the forgoing, at any time the Default Rate is in effect, the caps on the maximum rate of interest shall not be in effect and shall remain ineffective until such time as the Potential Default or Event of Default giving rise to the application of the Default Rate shall be cured or waived by the Agent or Requisite Lenders, as the case may be.

Annex IV
to
Loan Agreement

LEASED PROPERTIES (WHICH, AMONG OTHER LEASED PROPERTIES

AS MAY BE REQUIRED BY AGENT) REQUIRE LANDLORD WAIVERS
PROPERTY ADDRESS	NAME OF LANDLORD	NAME OF TENANT	NAME OF MORTGAGOR
7300 S.W. 44th Street Oklahoma City, OK 73179	Raptor Master, L.L.C.	Climate Master, Inc.	N/A

LEASED PROPERTIES (WHICH, AMONG OTHER LEASED PROPERTIES
AS MAY BE REQUIRED BY AGENT) REQUIRE LANDLORD WAIVERS
AND MORTGAGEE CONSENTS

PROPERTY ADDRESS	NAME OF LANDLORD	NAME OF TENANT	NAME OF MORTGAGOR
5000 West I-40 Oklahoma City, OK 73128	Prime Holdings Corporation, as landlord	International Environmental Corporation, as tenant	General Electric Capital Corporation or its affiliate
1431 N.W. 3rd Street Oklahoma City, OK 73106	Summit Machine Tool Manufacturing Corp., as landlord and Climate Master, Inc., as sublessor	Climate Master, Inc., as tenant and International Environmental Corporation, as subtenant	City of Oklahoma City
4000 N.W. 39th Street Oklahoma City, OK 73112	Summit Machinery Company, as landlord	International Environmental Corporation, Climate Master, Inc., Trison Construction, Inc., The Climate Control Group, Inc. XpediAir, Inc., and ThermaClime, Inc. as tenants	Oklahoma Industries Authority
16 South Pennsylvania Oklahoma City, OK 73107	Prime Financial Corporation, as landlord	ThermaClime, Inc. and LSB Chemical Corporation, as tenants	Bank of the West

Exhibit A
to
 Loan Agreement

Form of Term Note

(See Attached)

Exhibit B
to
 Loan Agreement

Form of Officer's Compliance Certificate

(See Attached)

Exhibit C
to
 Loan Agreement

Form of Notice of Conversion/Continuation

(See Attached)

Exhibit D
to
 Loan Agreement

Form of Assignment Agreement

(See Attached)

Exhibit E
to
 Loan Agreement

Form of Joinder Agreement

(See Attached)

LOAN AGREEMENT

by and between

THERMACLIME, INC., a corporation, and
the other borrowers signatory hereto,
as Borrower

and

ORIX CAPITAL MARKETS, LLC, as Agent,

And

THE LENDERS IDENTIFIED ON ANNEX I HERETO

Dated: September 15, 2004

TABLE OF CONTENTS

                                                                                        Page

I. DESCRIPTION OF TERM LOANS AND COMMITMENT *                                            1

1.1 Description of Term Loans *                                                    1
1.2 Commitment; Term Loans *                                                       1
1.3 Closing Fees *                                                                 1
1.4 Use of Proceeds *                                                              1
1.5 Evidence of Loans. *                                                           2

II. PAYMENT AND PREPAYMENT OF SENIOR OBLIGATIONS *                                        3

2.1 Principal and Interest Payments *                                               3
2.2 Optional Prepayments. *                                                         5
2.3 Mandatory Prepayments *                                                         6
2.4 Additional Payments *                                                           7
2.5 Home Office Payment; Pro Rata Payment; No Deductions. *                         7
2.6 Payments Payable on Business Days *                                             8
2.7 Interest Laws *                                                                 8
2.8 Liquidated Damages *                                                            9
2.9 Security *                                                                      9
2.10 Capital Adequacy; Increased Costs; Illegality; Breakage Costs. *               9

III. REPRESENTATIONS AND WARRANTIES OF EACH LENDER *                                       12

3.1 Existence *                                                                     12
3.2 Authority *                                                                     12

IV. REPRESENTATIONS AND WARRANTIES OF EACH OF THE BORROWER AND PARENT *                    12

4.1 Existence and Authority *                                                        12
4.2 Financial Statements *                                                           12
4.3 Defaults *                                                                       13
4.4 Authorization and Compliance with Laws and Material Agreements *                 13
4.5 Environmental Condition of the Property *                                        14
4.6 Solvency *                                                                       14
4.7 Litigation and Judgments *                                                       14
4.8 Rights in Properties; Liens *                                                    15
4.9 Enforceability *                                                                 15
4.10 Indebtedness and Investments *                                                  15
4.11 Taxes *                                                                         15
4.12 Use of Proceeds; Margin Securities *                                            16
4.13 ERISA *                                                                         16
4.14 Disclosure *                                                                    16
4.15 Subsidiaries and Capitalization *                                               16
4.16 Current Locations *                                                             17
4.17 Investment Company Act *                                                        17
4.18 Public Utility Holding Company Act *                                            17
4.19 No Labor Disputes *                                                             17
4.20 Brokers *                                                                       17
4.21 Insurance *                                                                     17
4.22 Conduct of Business *                                                           17
4.23 Intellectual Property Rights *                                                  17
4.24 Liens *                                                                         18
4.25 Intercompany Notes *                                                            18

V. CONDITIONS PRECEDENT TO OBLIGATIONS OF LENDER *                                          18

5.1 No Litigation; Consummation of Transactions *                                    18
5.2 Documents *                                                                      18
5.3 Closing Fees *                                                                   22
5.4 No Event of Default *                                                            22
5.5 No Material Adverse Change *                                                     22
5.6 Representations and Warranties *                                                 22

VI. AFFIRMATIVE COVENANTS *                                                                 22

6.1 Financial Statements, Reports, Certificates *                                    22
6.2 Books and Records *                                                              25
6.3 Financial Disclosure *                                                           25
6.4 Disclosure of Material Matters *                                                 25
6.5 Performance of Obligations *                                                     25
6.6 Preservation of Existence and Conduct of Business *                              25
6.7 Maintenance of Properties *                                                      25
6.8 Payment of Taxes and Claims *                                                    26
6.9 Compliance with Laws *                                                           26
6.10 Payment of Leasehold Obligations *                                              26
6.11 Insurance *                                                                     26
6.12 Inspection Rights *                                                             28
6.13 Notices *                                                                       28
6.14 Copies of Certain Amendments *                                                  28
6.15 Further Assurances *                                                            28
6.16 Compliance with ERISA and the Code *                                            29
6.17 Compliance with Regulations T, U and X *                                        29
6.18 Fiscal Year *                                                                   29
6.19 Environmental Costs. *                                                          29
6.20 Supplemental Disclosure *                                                       30
6.21 Deposit Account Control Agreement *                                             30

VII. NEGATIVE COVENANTS *                                                                   30

7.1 Indebtedness *                                                                    30
7.2 Limitation on Liens *                                                             30
7.3 Merger, Acquisition, Dissolution and Sale of Assets *                             31
7.4 Restricted Payments. *                                                            31
7.5 Loans and Investments *                                                           33
7.6 Transactions with Affiliates *                                                    33
7.7 Nature of Business *                                                              34
7.8 [Intentionally Deleted]. *                                                        34
7.9 Financial Covenants *                                                             34
7.10 Use of Proceeds *                                                                34
7.11 Sale and Lease-Back Transactions *                                               34
7.12 Restrictions on Subsidiary Distributions *                                       34
7.13 Bayer Agreement *                                                                34
7.14 Option to Refinance Working Capital Debt *                                       34
7.15 Amendment to Material Agreements *                                               35

VIII. EVENTS OF DEFAULT AND REMEDIES THEREFOR *                                              35

8.1 Events of Default *                                                                35
8.2 Remedies of Agent and Lenders upon Occurrence of Event of Default *                36
8.3 Annulment of Acceleration *                                                        36
8.4 Payment of Senior Obligations *                                                    37
8.5 Remedies *                                                                         37
8.6 Conduct No Waiver *                                                                37

IX. INTERCREDITOR AGREEMENT *                                                                 37

X. REPLACEMENT OF TERM NOTE *                                                                 37

10.1 Replacement of Term Note *                                                        37

XI. INTERPRETATION OF AGREEMENT *                                                             38

11.1 Certain Terms Defined *                                                            38
11.2 Accounting Principles *                                                            56

XII. MISCELLANEOUS *                                                                           57

12.1 Expenses *                                                                         57
12.2 Indemnification *                                                                  57
12.3 Notices *                                                                          58
12.4 Reproduction of Documents *                                                        58
12.5 Assignment; Sale of Interest. *                                                    59
12.6 Successors and Assigns *                                                           61
12.7 Headings *                                                                         61
12.8 Counterparts *                                                                     62
12.9 Reliance on and Survival Provisions *                                              62
12.10 Integration and Severability *                                                    62
12.11 Law Governing *                                                                   62
12.12 Waivers; Modification *                                                           62
12.13 Waiver of Jury Trial; Jurisdiction *                                              62
12.14 Press Releases and Related Matters *                                              63
12.15 WAIVER OF CONSUMER RIGHTS *                                                       63
12.16 Joint and Several Liability; Rights of Contribution. *                            63

XIII. THE AGENT *                                                                              65

13.1 Authorization and Action *                                                          65
13.2 Delegation of Duties *                                                              65
13.3 Exculpatory Provisions *                                                            65
13.4 Reliance *                                                                          66
13.5 Non-Reliance on Agent and Other Lenders *                                           66
13.6 Agent in its Individual Capacity *                                                  66
13.7 Successor Agent *                                                                   66
13.8 Collections and Disbursements. *                                                    67
13.9 Reporting *                                                                         67
13.10 Consent of Lenders; Amendments and Modifications. *                                68
13.11 This Section Not Applicable to Borrower *                                          69
13.12 Indemnification *                                                                  69

List of Annexes

Annex I Information Concerning Agent
Annex II Financial Covenants
Annex III Pricing Schedule
Annex IV Real Property Requirements
List of Exhibits
Exhibit A Form of Term Note
Exhibit B Form of Officer's Compliance Certificate
Exhibit C Form of Notice of conversion/Continuation
Exhibit D Form of Assignment Agreement
List of Schedules
Schedule 4.3 Defaults under Existing Agreements
Schedule 4.4 Authorizations, Approvals, Consents and Filings
Schedule 4.5 Environmental Matters
Schedule 4.7 Litigation and Judgments
Schedule 4.8 Liens
Schedule 4.10 Indebtedness and Investments
Schedule 4.13 ERISA Matters
Schedule 4.15 Subsidiaries and Capitalization
Schedule 4.16 Current Locations
Schedule 4.19 Labor Disputes
Schedule 4.20 Brokers
Schedule 4.21 Insurance
Schedule 4.22 Conduct of Business
Schedule 4.23 Intellectual Property Rights
Schedule 7.6 Affiliate Transactions
Schedule 11.1 Excluded Equipment